SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2

Registration Statement
Under
The Securities Act of 1933

Family Room Entertainment Corporation
(Name of small business issuer in its charter)

New Mexico	7819	85-0206160

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8530 Wilshire Blvd Suite 420 Beverly Hills, CA	90211

(Address of principal executive offices)	(Zip code)

Registrant’s Address and Telephone number, including area code:

George Furla
Chief Executive Officer
8530 Wilshire Blvd Suite 420
Beverly Hills, CA 90211
(310) 659-9411

(Name, address and telephone number of Agent for Service)

Copies of communications to:

Owen Naccarato, Esq.
Naccarato & Associates
19600 Fairchild, Suite 260
Irvine, California 92612
(949) 851-9261

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Exercise price per share (1)	Proceeds to FMLY	Amount of registration fee

Restricted Common Shares, par value .001	9,207,786 (2)	$0.07	$644,545			$ 81.66

Restricted Common Shares, par value .001	2,500,000 (3)	$0.07	$175,000			$ 22.17

Total Registration Fee						$103.84

(1)   Estimated solely for the purpose of determining the registration fee.
(2)   Registration of restricted common stock issued pursuant to a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice.
(3)   Registration of restricted common stock issued pursuant to two Consulting Agreements, 1) for 1,500,000 shares to Capital Research Group for consulting services, and 2) for 1,000,000 shares to MarketByte, LLC. for consulting services.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED June 21, 2004

Family Room Entertainment Corporation
11,707,786 Shares of Common Stock

This prospectus relates to the registration of shares issued of FMLY’s common stock, including an aggregate of 11,707,786 shares of common stock, pursuant to 1) a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice; and 2) two Consulting Agreements, 1) for 1,500,000 shares to Capital Research Group for consulting services, and 2) for 1,000,000 shares to MarketByte, LLC. for consulting services.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "FMLY". On June 16, 2004, the closing bid price of our Common Stock on the OTC Bulletin Board was $.095.

FMLY’s shares of Common Stock are “penny stocks” as defined in the Securities Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the “penny stock” rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. See the “Risk Factors” section beginning on page 7 of this Prospectus discussing the applicability of the “Penny Stock Rules” to transactions in FMLY’s securities.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 21, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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Prospectus Summary

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” and the section entitled “Financial Statements”.

Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants has not been exercised into shares of our Common Stock.

Family Room Entertainment Corporation

Family Room Entertainment Corp. (“FMLY”) is engaged in key aspects of motion picture entertainment, including production, production services, finance and distribution. FMLY develops, produces and performs production-related services for the entertainment industry mainly through three wholly owned subsidiaries: Emmett/Furla Films Productions Corp. (EFFP), a motion picture development, production and production-related service entity that primarily develops, produces and provides production-related services for motion pictures intended for worldwide theatrical release; Emmett Furla Films Distribution LLC (EFFD), which was set up to oversee and arrange world wide distribution of FMLY's entertainment projects and properties, and E F F Independent, Inc.( EFFI)., which was setup primarily to develop and produce action adventure and family-oriented motion pictures for television and home video distribution, as well as episodic television and Internet programming. In addition, EFFP's subsidiary, Good Entertainment Service, Inc., is a production servicing company.

Additionally, FMLY’s subsidiaries Family Room Live Entertainment, Inc (FRLE) and Spotlight One LLC arrange for live performances and home entertainment for the film industry.
EFFI has two wholly owned subsidiaries, Family Room Entertainment Music Publishing Corp., and Emmett/Furla Films Music Publishing Com., which oversee FMLY’s, EFFI's, EFFP's and their subsidiaries' music publishing (ancillary rights associated with the creation of original music for motion pictures, live entertainment and home entertainment).

FMLY's feature film division, Emmett/Furla Films Productions Corp., develops and produces low- to medium-budget films. FMLY's low- to medium-budget films have had production budgets ranging from less than $1 million to $25 million, although FMLY, from time to time, may produce and release films having higher or much higher budgets. FMLY's low-budget films are primarily targeted for direct distribution to the television and home video markets and its medium-budget films are generally targeted for initial theatrical release. FMLY generally retains distribution rights, when available, through Emmett/Furla Films Distribution, LLC. FMLY's films generally are distributed by third-party licensees domestically and by third-party sales agents internationally.

For the nine months ended March 31, 2004, we generated revenues in the amount of $676,202 and a net loss of $2,594,123. In addition, for the year ended June 30, 2003, we generated revenue in the amount of $1,005,441 and a net loss of $2,258,164. Our accumulated deficit for the year ended June 30, 2003 was ($13,062,554).

Our principal offices are located at 8530 Wilshire Boulevard, Suite 420, Beverly Hills, California 90211, and our telephone number is (310) 659-9411. We are a New Mexico corporation.

The Offering

Securities Offered
11,707,786 shares of common stock underlying i) a Subscription Agreement in the aggregate amount of $644,545 at a per share price of $0.07, or 9,207,786 shares, and ii) two Consulting Agreements for an aggregate of 2,500,000 shares, valued at a per share price of $0.07.

Common Stock Outstanding after the offering	76,391,418 shares

Offering Price	The selling shareholders can sell the shares at any price.

Use of Proceeds
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive proceeds of $644,545 for the sale of 11,707,786 shares, which will be used for working capital and reduction of debt. Additionally, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock
Our Common Stock trades on the Over-the Counter Bulletin Board, also called OTCBB, under the trading symbol "FMLY". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

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Risk Factors

An investment in shares of FMLY’s Common Stock involves a high degree of risk. You should carefully consider the following information which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy FMLY’s common stock. If any of the following risks actually occur, FMLY’s business would likely suffer. In these circumstances, the market price of FMLY’s common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business:

Our success depends on the unpredictable commercial success of the films we produce

Operating in the feature film industry involves a substantial degree of risk. Each feature film is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of feature film also depends upon the quality and acceptance of other competing programs or feature films released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities.

The production, completion and distribution of feature films require a significant amount of capital.

Although we intend to continue to reduce the risks of our financial involvement in the production costs of our productions through financial assistance from distributors there can be no assurance that we will continue to successfully implement such arrangements or that we would not be subject to substantial financial risks relating to the production, completion and release of future television programs and feature films. In addition, a significant amount of time may elapse between our expenditure of funds and the receipt of revenues from our television programs or feature films.

Budget Overruns May Adversely Affect Our Business.

Actual motion picture costs may exceed their budget, sometimes significantly. Risks such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a film incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production of a television program or motion picture. No assurance can be given as to the availability of such financing on terms acceptable to us. In addition, if a film incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant impact on our business, results of operations or financial condition.

Distributors' Failure to Promote Our Films May Adversely Affect Our Business.

Decisions regarding the timing of release and promotional support of our feature films are important in determining the success of a feature film. As with most production companies, for our product distributed by others we do not control the timing and manner in which our distributors distribute our feature films. Although our distributors have a financial interest in the success of any such feature film, any decision by our distributors not to distribute or promote one of our feature films or to promote competitors' feature films to a greater extent than it promotes ours could have a material adverse affect on our business, results of operations or financial condition.

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Required estimates and assumptions in reporting our film operating results may differ from actual results.

We generate a majority of our future revenue from the development and production of feature films. Our future revenues will depend upon the timing and the level of market acceptance of our feature films, as well as upon the cost to produce, distribute and promote these feature films. The revenues derived from the production of a feature film depend primarily on the feature film's acceptance by the public, which cannot be predicted and do not necessarily bear a direct correlation to the production costs incurred. The commercial success of a feature film also depends upon promotion and marketing and certain other factors. Accordingly, our revenues are, and will continue to be, extremely difficult to forecast.

Our Operating Results May Fluctuate Significantly. We expect that our future operating results will fluctuate significantly as a result of, among other factors:

- the timing of domestic and international releases of current and future feature films we produce;

- the success of our feature films;

- the timing of the release of related products into their respective markets;

- the costs to distribute and promote the feature films;

- the success of our distributors in marketing our feature films;

- the timing of receipt of proceeds generated by the feature films from distributors;

- the introduction of new feature films by our current and future competitors;

- the timing and magnitude of operating expenses and capital expenditures;

- the level of unreimbursed production costs in excess of budgeted maximum amounts;

- the timing of the recognition of advertising costs for accounting purposes under SoP 00-2; and

- general economic conditions, including continued slowdown in advertiser spending.

As a result, we believe that our results of operations may fluctuate significantly, and it is possible that our operating results could be below the expectations of equity research analysts and investors.

Revenues and Costs Recognized in Certain Periods May be Overstated or Understated Due to estimates inherent in the application of entertainment accounting policies.

In preparing our financial statements in accordance with Generally Accepted Accounting Principles, we follow the guidance issued by the American Institute of Certified Public Accountants for Accounting by Producers or Distributors of Films contained in Statement of Position 00-2 ("SoP 00-2"). Under SoP 00-2, we recognize revenue on films at the later of the following dates: when films are delivered, or access to the film is available to the customer; when the license period begins; and when the film is unconditionally available to the customers. In addition, the fee must be determinable and collection must be reasonably assured. As a result, our expected cash flows may not necessarily relate to the revenue recognized in a given period. We capitalize costs of producing and developing films and television programs. Capitalized costs include costs of film rights and screenplays, direct costs of production, interest and production overhead. We amortize those costs using the individual film-forecast method, which involves estimating ultimate revenues of each film. We revise our ultimate revenue estimates on a quarterly basis. The cost of film prints is deferred and charged to expense on a straight-line basis over the period of theatrical release. We also estimate participation and residual costs each period, which may vary from the actual paid participation and residual costs. We assess the valuation of our films on a quarterly basis. When events or changes in circumstances indicate that the fair value of a film is less than its unamortized film costs, we write down the film to fair value. Fair value of a film is determined using the discounted cash flow approach based on our estimate of the most likely cash flows and an appropriate discount rate. As a result of uncertainties in these estimation processes, actual results may vary from the estimates.

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Risks Relating to our Stock:

FMLY’s common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

FMLY’s shares of Common Stock are “penny stocks” as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the “penny stock” rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

  The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
  The brokerage firm’s compensation for the trade.
  The compensation received by the brokerages firm’s salesperson for the trade.

In addition, the brokerage firm must send the investor:

  Monthly account statement that gives an estimate of the value of each penny stock in your account.
  A written statement of your financial situation and investment goals.

Legal remedies which may be available to you are as follows:

  If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
  If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
  If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for “penny stocks”, which makes selling them more difficult.

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FMLYs absence of dividends or the ability to pay them places a limitation on any investors return.

FMLY anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, FMLY does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of FMLY's Board of Directors and will depend on FMLY's general business condition.

Dilution

Assuming there was no change in the net tangible book value (net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities) of FMLY after March 31, 2004 and taking into consideration approximately $644,545 net proceeds received from the sale of common stock our adjusted net tangible book value as determined after the receipt of net proceeds from the sale of stock will be $0.016 per share of common stock. This represents an immediate increase in our net tangible book value of $0.007 per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.054 per share to the investors purchasing shares of common stock in this offering (the “New Stockholders”).

The following table illustrates this per share dilution at March 31, 2004:

Offering Price per share of Common Stock	$0.07

Adjusted net tangible book value (deficit) per share of
Common Stock at March 31, 2004
Before this Offering	$0.009

Increase attributable to the Offering	$0.007

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering	$0.016

Dilution in adjusted net tangible book
value per share of Common Stock
to New Stockholders	$0.054

In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services should any additional Common Stock shares be issued for those consulting or other services.

Information about forward-looking statements

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

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Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and other statements which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

- Our ability to respond to changes in the marketplace
- Competitive factors
- The availability of financing on terms and conditions acceptable to us
- The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

Use of proceeds

FMLY will receive proceeds of $644,545 for the sale of 11,707,786 shares, which will be used for working capital and reduction of debt. FMLY will not receive any proceeds from the remaining 2,500,000 shares being registered in this statement.

The foregoing represents FMLY’s current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. FMLY reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

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Market for Common Equity and Related Stockholder Matters

Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol “FMLY”. The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

	HIGH BID	LOW BID

Fiscal 2001
June 30, 2001	$1.57	$0.60

Fiscal 2002
September 30, 2001	$1.05	$0.45
December 31, 2001	$0.75	$0.30
March 31, 2002	$0.56	$0.25
June 30, 2002	$0.51	$0.25

Fiscal 2003
September 30, 2002	$0.54	$0.35
December 31, 2002	$0.50	$0.23
March 31, 2003	$0.27	$0.07
June 30, 2003	$0.18	$0.09

Fiscal 2004
September 30, 2003	$0.18	$0.09
December 31, 2003	$0.11	$0.09
March 31, 2004	$0.15	$0.09

To date, the FMLY has not declared or paid dividends on its common stock.

As of April 6, 2004 there were approximately 1,106 shareholders of record of the FMLY’s Common Stock and 64,683,632 shares of common stock issued and outstanding.

Transfer Agent and Registrar

FMLY’s transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas, 75034.

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Summary Financial Information

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of FMLY and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

	Year ended June 30		Nine Months Ended March 31,
	2003	2002	2004		2003
	(Audited)		(Unaudited)

Total Revenue	$1,005,441	$816,142		$676,202		$981,700
Total Operating Costs	1,312,966	2,742,877		1,092,282		770,078
Gross Margin	(307,525)	(1,926,735)		(416,080)		211,622
Selling General and Administrative	1,528,170	1,756,771		1,283,613		493,872

Benefit (provision) for Income Taxes	-	6,500		-
Other income (expenses), net	(422,469)	(541,012)		(894,430)		(17,816)
Net Loss	$(2,258,164)	$(4,218,018)		$(2,594,123)		$(300,066)

Weighted average Common
Shares outstanding	21,956,242	18,638,884		36,267,208		20,172,987

Net income (loss) per share	$(0.10)	$(0.23)	$	(0.07)	$	(0.01)

Total Assets	$1,271,325	$2,021,291		$1,115,771		$2,300,748
Total Liabilities	$1,389,831	$1,235,900		$542,311		$1,591,721
Shareholders’ equity	$(118,506)	$785,391		$573,459		$709,027

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Management’s Discussion and Analysis or Plan of Operation

GENERAL

The Company’s revenues were derived primarily from the production of or acquisition of, and distribution via the consequent exploitation of feature length motion pictures. Exploitation of motion pictures may be by general release in the theatrical, television (“free” or “pay” services) video/DVD and/or other ancillary markets. The Company generally finances all or a substantial portion of the budgeted production costs of the films it produces through advances obtained from distributors, investors, and/or borrowings secured usually by domestic and internationally (foreign) licenses.

The Company has adopted the American Institute of Certified Pubic Accountant’s recently issued Statement of Position (“SOP”) 00-002 Accounting by Producers and Distributors of films, including changes in revenue recognition and accounting For advertising, development and overhead costs. See Note 1 to the Consolidated Financial Statements contained in the Annual Report on Form 10KSB of Family Room Entertainment Corporation (the “Company”) for the year ended June 30, 2003, which is incorporated herein by reference.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Revenue from the distribution of motion pictures is recognized as earned under the criteria established by SOP 00-2. The Company’s revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion picture’s release and/or exploitation. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:
  The Company has a valid sale or licensing agreement in place.
  The motion picture is complete and in accordance with the agreement with the customer.
  The motion picture has been delivered or is deliverable.
  The license period has begun.
  The revenue is fixed or determinable and collection is reasonably assured.
Film Costs

Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

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Plan of Operation

The short-term objectives of the FMLY are the following:

1. To produce and/or to provide production related services in connection with genre specific motion pictures with moderate production costs in the $1 to $25+ million range

The Company's long-term objectives are as follows

1. To continue to produce and/or provide production services in connection with motion pictures which feature high profile talent and are targeted towards ever wider worldwide audiences.

2. To produce feature length motion pictures with Major and/or Mini-major studios.

FMLY has financed operations through the sale of common stock and through financing from financial institutions. In order to sustain operations in the near term, it is anticipated that motion pictures produced by FMLY will be entirely financed through outside sources. In fiscal year 2000 the Company raised approximately $1,374,000 in the third quarter ending March 31, 2000 and $1,200,000 in the fourth quarter June 30, 2000 from a private placement of our common stock to qualified investors and current major shareholders. For the fiscal year 2001, FMLY obtained approximating $600,000 in the aggregate in debt financing from outside funding. Of this, $250,000 of debt has been retired. In April 2004, the Company received $644,455 in funds pursuant to a subscription agreement offered by Family Room Entertainment Corp.

FMLY'S capital requirements will depend on numerous factors, including the profitability of our film projects and our ability to control costs. We believe that our current assets will be sufficient to meet our operating expenses and capital expenditures to the successful commercialization of our existing and future film projects. However, we cannot predict when and if any additional capital contributions may be needed and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

RESULTS OF OPERATIONS

Three Months ended March 31, 2004 versus Three Months ended March 31, 2003

The Company’s operating revenue for the Three months ended March 31, 2004 was $271,428 as compared to $264,200 for the same period ended March 31, 2003 for an increase of $7,228. The increase was attributed to film revenues that by their nature fluctuate from period to period.

Costs relating to the operating revenues were $468,312 for the three months ending March 31, 2004 as compared to $255,044 for the same 2003 period. These costs were mainly represented by film amortization and write off of film costs for the respective time period (See Note 5 to the unaudited quarterly financial statements for a complete analysis of film cost amortization and write-offs).

The Company's gross margin for the three months ending March 31, 2004 was ($196,884) as compared to $ 9,156 for the same period ending March 31, 2003. The decrease in gross profit is directly attributable to the fluctuations in film revenues and film cost amortization.

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Selling, general and administrative expenses were $412,727 for the three months ended March 31, 2004 compared to $194,505 for the same 2003. The increase in selling, general and administrative expenses was attributable to an increase of business consulting expense and fees of $148,343 plus Promotion and publicity of $ 25,450 and another $44,429 in miscellaneous expenses.

Interest expense for the three months ended March 31, 2004 was $678,399 compared to interest expense of $14,813 for same period ending December 31, 2002. The increase in interest expense was due to the recognition of interest expense on convertible promissory notes that were converted to equity prior to their maturity. These conversions resulted in the immediate recognition of interest expense for the un-amortized beneficial conversion and loan costs. All convertible promissory notes were converted to common stock in the first three quarters of 2004 with the majority converted in the quarter ender March 31, 2004.

The Company reported a net loss of $(1,287,950) for the three months ended March 31, 2004 as compared to a net loss of $(200,162) for the same period ended March 31, 2003.

Nine months ended March 31, 2004 versus Nine months ended March 31, 2003

The Company’s operating revenue for the nine months ended March 31, 2004 was $ 676,202 as compared to $981,700 for the same period ended March 31, 2003, for a decrease of $285,498. The decrease was attributable a reduction in film revenues that by their nature fluctuate from period to period.

Costs relating to the operating revenues were $ 1,092,282 for the nine months ending March 31, 2004 as compared to $770,078 for the same period ending March 31, 2003. These costs were mainly represented by film amortization and write off of film costs for the respective time period (See Note 5 to the unaudited quarterly financial statements for a complete analysis of film cost amortization and write-offs).

The Company's gross margin for the nine month period ending March 31, 2004 was $(416,080) as compared to $211,622 for the same period ending March 31, 2003. The decrease in gross margin is directly attributable to the fluctuations in film revenues and film amortization for the nine months ended March 31, 2004.

Selling, general and administrative expenses were $ 1,283,613 for the nine ended March 31, 2004 compared to $ 493,872 for the same period ended March 31, 2003. The increase in selling, general and administrative expenses was attributable to an increase of business consulting expense and fees of $693,201 plus promotion and publicity of $30,595, and miscellaneous costs of $65,945.

Interest Expense for the nine months ended March 31, 2004 was $894,430 as compared to interest expense of $ 17,816 for same period ending March 31, 2003. The increase in interest expense was due to the recognition of interest expense on convertible promissory notes that were converted to equity prior to their maturity. These conversions resulted in the immediate recognition of interest expense for the un-amortized beneficial conversion and loan costs. All convertible promissory notes were converted to common stock in the first three quarters of 2004.

The Company reported a net loss of $(2,594,123) for the nine months ended March 31, 2004 as compared to a net loss of $(300,066) for the same period ended March 31 2003.

Liquidity and Capital Resources for the Nine Months Ended March 31, 2004:

Net cash used by operating activities for the nine months ended March 31 2004 amounted to $512,342; which mainly consists of the nine months net loss $(2,594,123) plus a increase receivables of $69,419, plus increase in film costs $614,244, offset by increase in the following (1) depreciation and amortization expense $26,437, (2) stock compensation $811,468, (3) amortization of film costs 1,092,282, (4) loan costs $786,813, (5) other assets $27,493, and (6) accounts payable $20,951.

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Net cash used by investing activities for the nine months ending March 31, 2004 was $10,830 which consisted of a purchase of office furniture and software.

Net cash provided by financing activities was $813,900 which consisted of proceeds from convertible debentures of $736,000, collection of Subscription receivables of $300,000 offset by payments on notes payable of $222,100.

Capital Expenditure Commitments

In its normal course of business as a film entertainment producer, production services and distributor, the Company makes contractual commitments to acquire film rights and payment for options to purchase properties. These contractual obligations and option payments, if any, can range from $10,000 to $250,000. At March 31, 2004 there are commitments of approximately $250,000.

Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

During the year ended June 30, 2003 FMLY generated revenue of $1,005,441 as compared to $816,142 for the year ended June 30, 2002 for an increase of 23%. The increase in revenues was a result of normal fluctuations in the producer’s fees and other income from film projects in which we are involved. FMLY did not engage in any large film project during fiscal 2003 as it continues to be engaged in the development of multiple projects that we believe will, in the long-term, give FMLY a steady flow of film or production fee revenues. $ 375,000 of FMLY’s film revenue in 2003 was derived from producer film projects in motion pictures produced by other companies for domestic theatrical, home video, cable and foreign markets. The remaining fiscal 2003 revenue of was generated from producer fees of $562,000 and royalties and other revenue of $68,411.

FMLY’s operating costs for the year ended June 30, 2003 were $1,312,966 as compared to $2,742,877 for the year ended June 30, 2002, a decrease of $1,429,911. The decrease is a result of less released films production costs on the balance sheet to amortize as a result of FMLY focusing more on film development and packaging in 2003 as apposed to direct film production in 2002.

FMLY’s gross profit (loss) for fiscal year 2003 was ($307,525) as compared to gross profit of ($1,926,735) for fiscal year 2002. The increase in our gross profit was a direct result of less released film production costs, less write off of film projects for which management had no future plans and an increase in producer fees.

FMLY’s selling, general administrative expenses for fiscal year 2003 was $1,528,170 as compared to $1,756,771 for fiscal 2002, for a decrease of $228,601. Our costs for fiscal 2003 consisted primarily of salaries and benefits of $243,695, stock-based compensation of $642,864, D&O insurance of $45,000, office rent and occupancy of $40,658, telephone and cell phone costs of $63,967, auditors fees of $35,337, Public relations costs of $2,900, legal fees of $12,945, offices supplies costs of $11,619, film festival costs of 30,000, computer consulting fees of $11,841 depreciation expense of $28,130, provision for bad debts of $131,396 and other expenses of $227,818. Our costs for fiscal 2002 consisted primarily of salaries and benefits of $302,681, office rent and occupancy costs of $62,810, general advertising and public relations costs of $75,945, provision for bad debts of $459,611, stock-based compensation of $535,160, entertainment and travel of $26,641, communications costs of $68,819, messenger and freight costs of $13,294, and other expenses of $211,810.

Liquidity and Capital Resources for the Year Ended June 30, 2003:

Net cash used in operating activities in fiscal 2003 amounted to $364,769 as compared to $1,955,080 for fiscal 2002. The use of cash for fiscal year 2003 is mainly attributable to a net loss of $2,258,164 plus film costs of $555,383 offset by stock options of $ 642,864, film amortization write offs of $1,312,966, provision for doubtful accounts $131,393, provision foe debt amortization $348,738 and miscellaneous of $12,817.

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Net cash used in investing activities for fiscal year 2003 amounted to ($21,081) as compared to net cash provided in investing of $932,925 in fiscal year 2002 for a net change of $943,006. This difference is attributable to proceeds of sale of marketable equity securities of $275,039, collections of notes receivable of $675,000 in fiscal 2002.

Financing activities provided net cash of $452,440 in fiscal 2003 compared with financing activities used net cash of $717,384 in fiscal year 2002. The decrease in fiscal 2003 was attributable mainly to payments on notes payable to shareholders and payments on a note payable to an investor. .

There is no expected or planned sale of significant equipment by FMLY. FMLY’s work force is expected to remain at the same level over the next twelve months.

Important Events:

On August 21, 2003 FMLY issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate. The conversion rate is fixed at $.07 per share.

On October 9, 2003, FMLY entered into a subscription agreement calling for the issuance of two year 8% convertible securities in the aggregate of $500,000. The issuances are to take place in two traunchs, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $.07 per share. Also issued as part of the funding were “A” and “B” warrants. “A” warrants are exercisable at $.13 per share and “B” warrants are exercisable at $.50 per share. There were two “A” warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two “B” warrants issued with rights to purchase 8.750.000 shares of common stock.
On November 24, 2003, FMLY issued a convertible note of $50,000 to Steve Adirim. The convertible note is convertible at a fixed rate of $.07 per share and matures November 24, 2006.

On December 2, 2003 FMLY issued a convertible note of $150,000 to Bi Coastal consulting Corporation. The convertible note is convertible at a fixed rate of $.07 per share and matures December 2, 2006.

On December 9, 2003, FMLY entered into a subscription agreement calling for the issuance of two year 8% convertible securities in the aggregate of $100,000. The issuances took place on December 9, 2003. The convertible notes are convertible at a fixed rate of $.07 per share and mature on December 9, 2006.

On December 9, 2003, FMLY entered into a Subscription Agreement for up to $100,000 whereby we issued four convertible debentures at $25,000 each to the following; one debenture to Burton S. Ury, one debenture to Jeremiah H. Fogelson, one debenture to Mark Rolland and one debenture to Norman Jacobs in a transaction deemed to be exempt under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 2,000,000 shares of common stock to MarketByte, LLC for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 1,500,000 shares of common stock to Robert Gleckman for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

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Subsequent Events

On April 26, 2004 FMLY entered into a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice.

On May 12, 2004, FMLY entered into a Consulting Agreement, for 1,500,000 shares for consulting services rendered by Capital Research Group.

On June 6, 2004, FMLY entered into a Consulting Agreement, for 1,000,000 shares for consulting services rendered by MarketByte, LLC.

This registration statement includes the shares underlying the April 2004 Subscription Agreement, the May 2004 Consulting Agreement, and the June 2004 Consulting Agreement.

Our Business

General Business Development

Family Room Entertainment Corporation (the “FMLY”), is a New Mexico corporation originally organized and incorporated in 1969 as Cobb Resources Corporation. We are located in Beverly Hills, California, and are engaged in key aspects of motion picture entertainment, including production, production services, finance and distribution.

Restructuring Transaction

Prior to February 3, 2000, we were engaged in copper mining and oil and gas exploration and marketable equity securities trading. Effective February 3, 2000, three individuals and certain entities under their control (collectively referred to as the “Investors”) acquired 88% of our common stock through a series of transactions as follows:

The three individuals each acquired 666,666 shares (approximately 7.8% individually and 23.4% in the aggregate of our common stock from our most significant stockholder (the “Stockholder”).

We sold substantially all of our existing assets, including mineral interests, cash, marketable equity securities and other assets, to the Stockholder in exchange for 2,000,000 shares of our common stock (that were placed in treasury) and the Stockholder’s assumption of all of our known and unknown liabilities, fixed and contingent, that had accrued up to February 3, 2000. The aggregate purchase price paid by the Stockholder in connection with this transaction was approximately $338,000. As a result of this transaction, we discontinued all current operations in which the FMLY was engaged.

We enacted a ten for one reverse stock split that was effective for stockholders of record on February 17, 2000.

Asset Purchase

Concurrent with the Restructuring Transaction described above, we acquired interests in certain film projects (the “Asset Purchase”) in exchange for 12,407,000 post-split shares of our common stock. The interests in the film projects acquired during the Asset Purchase were collectively valued at $ 1,912,000 based upon independent appraisal.

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Name and Symbol Change

Effective May 22, 2000, COBB Resources Corporation’s name was changed to Family Room Entertainment Corporation, and its corresponding OTC:BB trading symbol “COBB” was changed to “FMLY”.

Entertainment Motion Picture Industry Overview

FMLY discontinued all activities in Mining, Oil and Gas as a result of the restructure and is now in the entertainment industry. FMLY develops, produces and performs production related services for the entertainment industry mainly through the following three wholly-owned subsidiaries: (1) Emmett/Furla Films Productions Corporation. (“EFFP”), a California Corporation, a motion picture development, production, and production related services entity that primarily develops, produces and provides production related services for motion pictures intended for worldwide theatrical release. EFFP’s subsidiary, Good Entertainment Service, Inc., is a production servicing company and has produced a motion picture “Good Advice”; (2) Emmett Furla Films Distribution LLC, is a Delaware Limited Liability Company set up to oversee and arrange world wide distribution and/or exploitation of FMLY’s entertainment projects and properties, and (3) E F F Independent, Inc. (“EFFI”) a California Corporation, is setup primarily to develop and produce action adventure and family oriented motion pictures for television and home video distribution as well as episodic television and internet programming. EFFI has two wholly owned subsidiaries, Family Room Entertainment Music Publishing Corporation and Emmett/Furla Films Music Publishing Company, both California corporations, whose function is to oversee FMLY’s subsidiaries’ music publishing (ancillary rights associated with the creation of original music for motion pictures). In addition FMLY has other subsidiaries, Family Room Entertainment Live, LLC and its subsidiary Spotlight, LLC which were formed to develop and produce live entertainment and home entertainment projects.

The motion picture industry may be broadly divided into two major segments: production, which involves the development, financing and other activities associated with making of motion pictures; and distribution, which involves the promotion and exploitation of completed motion pictures in a variety of media.

Historically, the largest companies, the so-called "Majors" and "Mini-Majors," have dominated the motion picture industry by both producing and distributing a majority of the motion pictures which generate significant theatrical box office receipts. Over the past 15 years "Independents" or smaller film production and/or distribution companies, such as FMLY, have played an increasingly significant and sizable role in the production and distribution of motion pictures needed to fill ever the increasing worldwide demand for filmed entertainment product.

The Majors (and Mini-Majors) include: NBC-Universal Pictures (a division of General Electric), Warner Bros. Pictures (a division of Time Warner), Metro-Goldwyn-Mayer Inc., Twentieth Century Fox Film Corporation (a division of News Corporation), Paramount Pictures Corporation (a division of Viacom), Sony Pictures Entertainment (including Columbia Pictures, Tri Star Pictures and Triumph Releasing; altogether divisions of Sony) and The Walt Disney Company (Buena Vista Pictures, Touchstone Pictures and Hollywood Pictures). Generally, the Majors own and operate private production studios (including lots, sound stages, production equipment and post-production facilities), have nationwide and/or worldwide distribution organizations, release pictures with direct production costs generally ranging from $25,000,000 to $100,000,000, and collectively provide a near continual source of motion pictures to film exhibitors.

The Majors also have divisions that are promoted as "independent" distributors of motion pictures, often referred to as the “Mini-Majors.” These "independent" divisions of the Majors include Miramax Films (a division of The Walt Disney Company), Sony Classics (a division of Sony Pictures), Fox Searchlight (a division of News Corporation), and New Line (a division of AOL-Time Warner) and its Fine Line distribution label. Most of these divisions were formerly private production and/or distribution companies.

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In addition to the Mini-Majors, there are private or publicly held production and/or distribution companies, such as FMLY, (hereafter, collectively the “Independents”) which engage primarily in the production and/or distribution of motion pictures produced by companies other than those held by the Majors and Mini-Majors. Such Independents include, among others, Trimark Holdings and Lions Gate Entertainment. The Independents typically do not own production studios nor do they employ as large a development and/or production staff as the Majors.

Motion Picture Production and Financing

The production of a motion picture requires the financing of the direct costs and indirect overhead costs of development, production and production related services. Direct production and production related service costs include film studio rental, cinematography, post-production costs and the compensation of creative, services and other production personnel. Distribution costs (including costs of advertising and release prints) are not included in direct production costs.

Majors generally have sufficient cash flow from their motion picture and related activities, or in some cases, from unrelated businesses (e.g., theme parks, publishing, electronics, and merchandising) to acquire new creative properties (e.g., screenplay and novels) and pay for the direct production costs of their motion pictures. Overhead costs are, in substantial part, the salaries and related costs of the production staff and physical facilities, which Majors maintain on a full-time basis. Majors often enter into contracts with writers, producers and other creative personnel for multiple projects or for fixed periods of time.

Independents generally avoid incurring substantial overhead costs by hiring creative, services and other production personnel, retaining only any essential elements, only when they will be required for pre-production, principal photography and post-production activities, on a project-by-project basis. Independents also typically finance their production activities from various sources, including bank loans, "pre-sales," equity offerings and joint ventures. Independents generally attempt to complete the financing of their motion picture production prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

"Pre-sales" are often used by Independents to finance all or a portion of the direct production costs of a motion picture. Pre-sales consist of fees or advances paid or guaranteed to the producer by third parties in return for the right to exhibit the completed motion picture in theaters and/or to distribute it in home video, television, international and/or other ancillary markets. Payment commitments for a pre-sale are typically subject to the approval of a number of pre-negotiated factors, including script, production budget, cast and director and to the timely delivery of the completed motion picture in the agreed upon format(s).

Both Majors and Mini-Majors often acquire motion pictures for distribution through an arrangement known as a "negative pickup" under which the Major or Mini-Major agrees to acquire from another production company, often an Independent, some or all of the rights to a film upon its completion. The Independent often finances the production of a motion picture pursuant to financing arrangements it has made with banks or other lenders wherein the lender obtains a security interest in the film and in the Independent's rights under its distribution arrangement. When the Major or Mini-Major "picks up" the completed motion picture, it may assume some or all of the production financing indebtedness incurred by the production company in connection with the film. In addition, the Independent is often paid a production fee and is granted a participation in the profits from the distribution of the motion picture.

Majors, Mini-Majors and Independents often grant third-party participations in connection with the distribution and production of a motion picture. Participations are the contractual rights of actors, directors, screenwriters, producers, owners of rights and/or other creative and/or financial contributors entitling them to share in revenues or profits (as defined in their individual respective agreements) from a particular motion picture. Except for the most sought-after talent, participations are generally payable only after all distribution and marketing fees and costs; direct production costs (including overhead) and financing costs are recouped by the producer in full.

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Financing the Major Motion Picture

Majors often produce motion pictures whose direct costs exceed $20,000,000. In order for an Independent, such as FMLY, to produce projects that exceed their equity capabilities, they turn to various outside sources for funding. Some of those sources, which may be used in any combination, include: (1) foreign equity contributions, where a foreign company will exchange equity or the guarantee thereof for the rights to distribute a motion picture in its respective territory(s) and participation in the picture; (2) a guarantee or advance by a distributor or exhibitor for a particular right(s) in a particular territory(s); (3) a sales agent to garner contracts with actual exhibitors which state minimum guarantee(s) for particular or aggregate media; (4) a bank or lending institution will lend monies based on actual sales contract(s) which license exhibition/distribution rights; (5) a bank or lending institution which will lend monies based on its calculations of potential earnings revenue for the motion picture in question; (6) by having a third party investor fund a portion, usually from 10% to 50% of the production costs with a participation in the net profit of the motion picture as well as the recoupment of costs and expenses; (6) and/or arrange for or with another Independent production facility to finance and produce the motion pictures. By combining (as necessary) the afore mentioned outside funding sources, the Independent can create motion pictures which are competitive with the quality and scope of those created by the Major and Mini-Major at costs which would normally exceed the Independent’s possible equity contribution.

Motion Picture Distribution

Distribution of a motion picture involves the domestic and international licensing of the picture for (i) theatrical exhibition, (ii) home video, (iii) presentation on television, including pay-per-view, video-on-demand, satellites, pay cable, network, basic cable and syndication, (iv) non-theatrical exhibition, which includes airlines, hotels, armed forces facilities and schools and (v) marketing of the other rights in the picture, which may include books, CD-ROMs, merchandising and soundtrack recordings.

Theatrical Distribution and Exhibition

Motion pictures are often exhibited first in theaters open to the public where an admission fee is charged. Theatrical distribution involves the manufacture of release prints, licensing of motion pictures to theatrical exhibitors, and promotion of the motion picture through advertising and promotional campaigns. The size and success of the promotional and advertising campaign may materially affect the revenues realized from its theatrical release, generally referred to as "box office gross."

Box Office Gross represents the total amounts paid by patrons at motion picture theaters for a particular film, as determined from reports furnished by exhibitors. The ability to exhibit films during summer and holiday periods, which are generally considered peak exhibition seasons, may affect the theatrical success of a film. Competition among distributors to obtain exhibition dates in theaters during these seasons is significant. In addition, the costs incurred in connection with the distribution of a motion picture can vary significantly depending on the number of screens on which the motion picture is to be exhibited and whether the motion picture is exhibited during peak exhibition season(s). Similarly, the ability to exhibit motion pictures in the most popular theaters in each area can affect theatrical revenues.

Exhibition arrangements with theater operators for the first run of a film generally provide for the exhibitor to pay the greater of 90% of ticket sales in excess of fixed amounts relating to the theater's costs of operation and overhead, or a minimum percentage of ticket sales which varies from 40% to 70% for the first week of an engagement at a particular theater, decreasing each subsequent week to 25% to 30% for the final weeks of the engagement. The length of an engagement depends principally on exhibitors’ evaluation of the audience’s response to the film with respect to the current marketplace (e.g., the success of other films) as weighed against the opportunity cost of exhibiting a “new” release.

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Films with theatrical releases (which generally may continue for several months domestically) typically are made available for release in other media as follows:

Market	Months After Theatrical Release	Approximate Release Period

Domestic pay-per-view	4 - 6 months	3 months
Domestic pay cable	6 - 12 months	12 - 21 months
Domestic home video	10 - 12 months	12 - 24 months
Domestic network or basic cable	30 - 36 months	18 - 36 months
Domestic syndication	30 - 36 months	3 - 15 years
International theatrical	---	4 - 6 months
International home video	6 - 12 months	6 months
International television	18 - 24 months	18 months - 10 years

Home Video

The home video distribution business involves the promotion and sale of videocassettes, DVDs and videodiscs to video retailers (including video specialty stores, convenience stores, record stores “on-line” stores (i.e., Amazon.com) and other outlets), which then rent or sell the videocassettes and videodiscs to consumers for private viewing. The home video marketplace now generates total revenues greater than the domestic theatrical exhibition market.

Videocassettes of feature films are generally sold to domestic wholesalers on a unit basis. Unit-based sales typically involve the sales of individual videocassettes to wholesalers or actual retailers (e.g., Blockbuster) at $15.00 to $50.00 per unit and generally are rented by consumers for fees ranging from $1.00 to $5.00 per day (with all rental fees retained by the retailer). Wholesalers who meet certain sales and performance objectives may earn rebates, return credits and cooperative advertising allowances. Selected titles including certain made-for-video programs are priced significantly lower to encourage direct purchase by consumers. The market for direct sale to consumers is referred to as the "priced-for-sale" or "sell-through" market.

Technological developments, including video server and compression technologies which regional telephone companies and others are developing, and expanding markets for DVD , could make competing delivery systems economically viable and could significantly impact the home video market generally and, as a consequence, FMLY’s home video revenues.

Pay-Per-View

Pay-per-view television allows cable and satellite television subscribers to purchase individual programs, primarily recently released theatrical motion pictures, sporting events and music concerts, on a "per use" basis. The fee a subscriber is charged is typically split among the program distributor, the pay- per-view operator and the cable operator.

Pay Cable

The domestic pay cable industry (as it pertains to motion pictures) currently consists primarily of HBO/Cinemax, Showtime/The Movie Channel, Encore/Starz and a number of regional pay services. Pay cable services are sold to cable system operators for a monthly license fee based on the number of subscribers receiving the service. These pay programming services are in turn offered by cable system operators to subscribers for a monthly subscription fee. The pay television networks generally acquire their film programming by purchasing the distribution rights from motion picture distributors for a particular period of time, often called a “window”.

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Broadcast and Basic Cable Television

Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC, and Fox), recently formed networks (UPN and WB Network), independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable systems operators pay fees to distributors for the right to air programming a specified number of times.

Foreign Markets

In addition to their domestic distribution activities, some motion picture distributors generate revenue from the distribution of motion pictures in foreign theaters, home video, television and other foreign markets. There has been a dramatic increase in recent years in the world-wide demand for U.S. motion pictures, accented by the increase in the number of foreign television stations, the introduction of global direct broadcast satellite services, and increased home video and cable penetration world-wide. Many Majors now have worldwide “date and day” releases, which allows many “tent-pole” picture (i.e. one of a Major’s more expensive motion pictures, designed to reach the broadest possible audience) to receive a nearly simultaneous worldwide release.

Other Markets

Revenues also may be derived from the distribution of motion pictures to airlines, schools, libraries, hospitals and the military; the licensing of rights to perform musical works and sound recordings embodied in a motion picture, and the licensing of rights to manufacture and distribute merchandise, clothing and similar commercial articles derived from characters or other elements of a particular motion picture.

New Technologies

New means of delivery of entertainment product are constantly being developed and offered to the consumer, including the internet. The impact of emerging technologies such as direct broadcast satellites and the internet, on FMLY’s operations cannot be determined at this time. However, as a holder of entertainment copyrights, the FMLY monitors these new media possibilities.

Non-Theatrical Exhibition

In addition to the distribution media described above, a number of sources of revenue exist for motion picture distribution through the exploitation of other rights, including the right to distribute films to airlines, schools, libraries, hotels, armed forces facilities and hospitals.

International Markets.

The worldwide demand for motion pictures has expanded significantly as evidenced by the development of new international markets and media. This growth is primarily driven by the opening up of several key markets (including China); overseas privatization of television stations, introduction of direct broadcast satellite services, growth of home video and increased cable penetration.

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FMLY Motion Picture Acquisitions

In addition to its own production and production service activities, FMLY continually seeks to acquire rights to films and other programming from Independent film producers, distribution companies and others in order to increase the number of films it can distribute and provide related services in connection with in existing and emerging delivery systems. To be successful, FMLY must locate and track the development and production of numerous independent feature films.

Types of Motion Pictures Acquired.

FMLY generally seeks to produce, provide production services in connection with, or acquire motion pictures across a broad range of genres, including drama, thriller, comedy, science fiction, family, action and fantasy/adventure, which will individually appeal to a targeted audience. The FMLY has been very selective in acquiring higher budgeted films (over $3,000,000) because of the interest that the Majors have shown in acquiring such films, and the associated competition and higher production advances, minimum guarantees and other costs. FMLY acquires projects when it believes it can limit its financial risk on such projects through, for example, significant presales, and when it believes that a project has significant marketability. In most cases, FMLY attempts to acquire rights to motion pictures with a recognizable marquee "name" personalities with public recognition, thereby enhancing promotion of the motion pictures in the home video and/or international markets. FMLY believes that this approach increases the likelihood of producing a product capable of generating positive cash flow, ancillary rights income and the possibility of a theatrical release.

Methods of Acquisition

FMLY typically acquires films on either a "pick-up" basis or a "pre-buy" basis. The "pick-up" basis refers to those films in which the FMLY acquires distribution rights following completion of most or all of the production and post-production process. These films are generally acquired after management of FMLY has viewed the film to evaluate its commercial viability.

The "pre-buy" basis refers to films in which FMLY acquires distribution rights prior to completion of a substantial portion of production and post-production. Management's willingness to acquire films on a pre-buy basis is based upon factors generally including the track record and reputation of the picture's producer(s), the quality and commercial value of the screenplay, the "package" elements of the picture, including the director and principal cast members, the budget of the picture and the genre of the picture. Before making an offer to acquire rights in a film on a pre-buy basis, FMLY may work with the producer to modify certain of these elements. Once the modifications are considered acceptable, FMLY's obligation to accept delivery and make payment is conditioned upon the timely receipt of a finished film conforming to the script reviewed by FMLY and other specifications considered important by the FMLY.

Acquisition Process

If FMLY locates a motion picture project which it believes satisfies its criteria, FMLY may pay an advance against a share or participation in the revenue actually received by FMLY from the exploitation of a film in each licensed media (hereafter an, “Advance”) or a guarantee a minimum payment based on projected revenues actually to be received by FMLY from the exploitation of a film in each licensed media (hereafter, a “Minimum Guarantee”), all of which are conditioned upon delivery of a completed film which meets or exceeds certain technical standards which are pre-determined in the distribution agreement with FMLY. The minimum guarantee is generally paid prior to the film's release. Typically, FMLY will have the right to recoup the Advance or Minimum Guarantee and certain other amounts from the distribution revenues realized by the FMLY prior to paying any additional revenue participation to the production company.

FMLY Feature Film Production

FMLY develops and produces motion pictures as well as performs production related services for the entertainment industry. FMLY’s aim is to create and produce high quality motion pictures with high profile talent that can be distributed to a worldwide audience. FMLY primarily derives its income from producer fees, consulting and service fees as well as its participation in the profits of the various pictures it produces. FMLY's feature film divisions, EFF Independent, Inc., for low budget films, and Emmett/Furla Films Productions Corporation, for medium budget films, develop and produce motion pictures. FMLY's low to medium budget films to date have had production budgets ranging from less than $1 million to $25 million. FMLY, from time to time, may, however, produce and release films having higher or much higher budgets. EFF Independent’s low-budget films are primarily targeted for distribution directly to the television and home video/DVD markets. However, some of EFF Independent’s films may be released initially as theatrical motion pictures. Emmett Furla Films Productions’ medium-budget films are generally targeted for initial theatrical release.

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FMLY's feature film strategy generally is to develop, perform production services, and/or produce feature films when the production budgets for the films are expected to be entirely or substantially covered through a combination of pre-sales, output arrangements, equity arrangements and production loans with or without "gap" financing. To further limit FMLY's financing risk or to obtain production loans, FMLY often purchases completion bonds to guarantee the completion of a production as well as delivery of pre-determined, technically acceptable film and/or video elements.

The following films were either in production, completed, and/or released or delivered by FMLY to certain distributors in 2000, 2001, and 2002 and/or scheduled for release in FMLY’s fiscal 2002 or 2003 and/or 2004

PICTURE	INITIAL MEDIA	RELEASE DATE	PRINCIPAL TALENT

Speedway Junky	Theatrical	September 2001	Jesse Bradford,
		(Foreign and	Jordan Brower,
		Domestic)	Jonathan Taylor
Thomas, Tiffani
Amber Theissen,
Warren G, Daryl
Hannah

Held For Ransom	Video/Cable	August 2000	Dennis Hopper,
		(Foreign and	Zachery Ty Bryan,
		Domestic)	Kam Heskin, Jordan
Brower Randy
Spelling, Tsianina
Joelson, Morgan
Fairchild

After Sex	Video/Cable	August 2000	Brooke Shields,
		(Foreign and	Virginia Madsen,
		Domestic)	D.B. Sweeney, Dan
Cortese, Maria
Pitillo, Johnathon
Schaech

I'm Over Here Now	Pay-per-View/	March 2000	Andrew "Dice" Clay
(produced	Video	(Foreign and
in conjunction with		Domestic)
an Independent Production
company)

Good Advice	Video/Cable	December 2001	Charlie Sheen,
		(Domestic)	Angie Harmon,
		April 2002	Denise Richards,
		(Foreign)	Rosanna Arquette,
& Jon Lovitz

Ticker	Video/Cable	December 2001	Tom Sizemore,
(produced			Steven Seagal,
in conjunction with			Jamie Pressly, &
an Independent Production			Dennis Hopper
company)

The Badge	Video/Cable	September 2002	Billy Bob Thornton,
(f/k/a Behind the			Patricia Arquette, &
Sun)			Seal Ward
(produced
in conjunction with
an Independent Production
company)

Run for the Money	Video/Cable	February 2002	Christian Slater, Val
(a/k/a In God We			Kilmer, Daryl
Trust)			Hannah, Bokeem
(produced			Woodbine, & Vern
in conjunction with			Troyer
an Independent Production
company)

Half Past Dead	Theatrical	November 2002	Steven Seagal, Morris
(produced			Chestnut, Ja Rule
in conjunction with
an Independent Production
company)

Narc	Theatrical	December 2002	Ray Liotta, Jason
(produced			Patric, Busta
in conjunction with			Rhymes
an Independent Production
company)

The Devil and	Video/Cable	November 2002	Alec Baldwin, Anthony
Daniel Webster		(Delivery date.)	Hopkins, Jennifer
(produced		March 2003	Love Hewitt
in conjunction with		(Foreign release)
an Independent Production
company)

All I Want	Video/Cable	September 2003	Elijah Wood, Franka
(f/k/a Try Seventeen		(Foreign and	Potente, Mandy
(produced in conjunction with			Moore
an Independent Production
company)

Shottas	Video/Cable	December 2004	Ky-Mani Marley,
(produced in		(Delivery date)	Spragga Benz, Wyclef
conjunction with an			Jean, Paul Campbell,
Independent Production company		Louie Rankin

Out for a Kill	Video/Cable	August 2003	Steven Seagal
(produced
in conjunction with
an Independent Production
company

Belly of the Beast	Video/Cable	June 2004	Steven Seagal
(produced in conjunction
with an Independent
production company

Blind Horizon	Video/Cable	December 2003	Val Kilmer, Neve
(produced in		(Delivery date)	Campbell, Sam
conjunction with an			Shepard & Faye Dunaway
Indpendent Production
Company

Love Song for Bobby	Theatrical	June 2004	John Travolta &
(produced in conjunction		(Delivery date)	Scarlett Johansson
an Independent Production
company

Control	Video/Cable	May 2004	Ray Liotta,
(produced		(Delivery date)	William Dafoe
in conjunction with
an Independent Production
company

Edison	Theatrical	January 2005	Morgan Freeman, Justin
(produced		(Delivery date)	Timberlake, LL Cool J and
in conjunction with			Kevin Spacey
an Independent Production
company

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There is no assurance that any motion picture, which has not yet been released, will be released, that a change in the scheduled release dates of any such films will not occur or, if such motion picture is released, it will be successful. FMLY has various additional potential feature films under development. There is no assurance that any project under development will be produced or that if produced, that it will be released or successful.

Additionally, through Emmett Furla Films Productions Corp., (EFFP) Family Room Entertainment Corporation’s (FMLY) business plan emphasized the expansion of film project development along with acquisitions and the commencement of new productions for the fiscal year 2004. Recent developments include the following:

•   On May 26, 2004, Family Room Entertainment Corporation (OTCBB:FMLY), announced that its wholly owned subsidiary, Emmett/Furla Films, is currently in active negotiations with high profile talent to star in the motion picture project "PAST TENSE." The project is slated to begin filming later this summer. "PAST TENSE" is from a screenplay by Paul J. da Silva. Randall Emmett and George Furla of Emmett/Furla Films along with Tucker Tooley and Vincent Newman of Newman/Tooley Films will produce the Picture. "PAST TENSE" is the story of a young cop specializing in Asian gangs who must aid an older more experienced cop in bringing a Hong Kong gang leader to justice.

•  On May 13, 2004, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTCBB:FMLY), in conjunction with Avi Lerner's Millennium Films, announced that they have teamed up to produce and finance 88 MINUTES with AL PACINO set to star in the Picture. James Foley (CONFIDENCE) will direct the picture from a screenplay by Gary Scott Thompson (THE FAST AND THE FURIOUS and TV's LAS VEGAS). The producers for 88 MINUTES are Avi Lerner, Randall Emmett, George Furla and Gary Scott Thompson. Executive Producers on the Pic will be: Danny Dimbort, Boaz Davidson, Trevor Short, Lawrence Bender and John Baldecchi. 88 MINUTES focuses on a college professor who moonlights as a forensic psychiatrist for the FBI and receives a death threat claiming that he has only has 88 minutes to live. In order to save his own life, he must use all of his skills and training to narrow down the possible suspects, who include a disgruntled student, a jilted former lover, and a serial killer who is already on death row. Production is scheduled to commence in August in Vancouver with a budget of under $30 million. This marks the second picture announced under production, finance and distribution arrangement recently announced by Millennium and Emmett/Furla Films.

•  On April 21, 2004, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTCBB:FMLY), announced that it has acquired the rights to the motion picture screenplay "The Contract" written by Stephen Katz (TV's "LA Law") and John Darrouzet. Following quickly on their announcement that Emmett/Furla Films has re-upped its non-exclusive international distribution arrangement with Millennium Films for an additional ten pictures, "The Contract" marks the first picture in this new slate of pictures. "The Contract" is a high-concept action-thriller that follows a father who tries to redeem himself in the eyes of his son, while trying to bring a world-class assassin to justice. All the while, he must protect his son and evade the assassin's team who are methodically hunting them down in the wilderness.

•  On April 1, 2004, Family Room Entertainment Corporation (OTCBB:FMLY), announced that its wholly owned subsidiary, Emmett/Furla Films has acquired the rights to "Pop Princess," a novel by Rachel Cohn. "Pop Princess" is the story of a fifteen-year-old small-town girl, Wonder Blake, who gets the once-in-a-lifetime chance to pursue the dream of becoming a "pop star." That dream, however, is the dream of her recently deceased sister -- the loss of whom is still felt by her family. As Wonder pursues becoming a pop star and climbs the ladder to success, she finds herself further from her family and further from life as a normal teenager. In the end, Wonder must choose whether it is fame and fortune she wants or friends and family.

•  On March 24, 2004, Family Room Entertainment Corporation (OTCBB:FMLY), announced that its wholly owned subsidiary, Emmett/Furla Films, is currently in active negotiations to acquire the true-life story of "Rin Tin Tin" to produce as a feature length motion picture. The actual Rin Tin Tin, who along with his heirs starred in numerous movies and television series, was actually found and rescued along the German warfront during World War I.

•  On March 23, 2004, Family Room Entertainment Corporation (OTCBB:FMLY), announced that its wholly owned subsidiary, Emmett/Furla Films, have acquired rights to a new screenplay and is in final negotiations to adapt a non-fiction novel for a feature film. The first project acquired was "THE CONTRACT," a screenplay by Stephen Katz & John Darrouzet. "THE CONTRACT" is the story of a father who tries to redeem himself when he and his son try to bring a world-class assassin who has been captured by the U.S. Marshals to justice after the assassin's team kills all of the Marshals escorting him. Emmett/Furla Films is in final negotiations to acquire rights to "THE WAY WE PLAYED THE GAME" by John Armstrong. "THE WAY WE PLAYED THE GAME" is the story of a high school football team in Benton Harbor, Michigan that must learn to overcome tremendous obstacles on its way to the 1903 State Championship.

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•  On March 18, 2004, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTCBB:FMLY), announced that they commenced filming of the feature film "EDISON" based on the screenplay by writer/director David Burke on March 13, 2004. Morgan Freeman, Kevin Spacey, Justin Timberlake and LL Cool J star in the picture. The producers for "EDISON" are Randall Emmett, George Furla, and John Thompson. Avi Lerner, Boaz Davidson, Trevor Short and Danny Dimbort are Executive Producing the picture. Recent additions to the cast are: Piper Perabo, who will play Timberlake's love interest, and Dylan McDermott, who will take a villainous turn as the corrupt cop "Lazerov," and Cary Elwes who will play the district attorney in the fictional city of "Edison." "EDISON" is the story of an elite unit of cops caught in a maelstrom of corruption by a young journalist (Timberlake) who quickly finds himself in over his head. To find the truth and to save the lives of those around him, he must make an uneasy alliance with a burnt-out reporter (Freeman) and the DA's ace investigator (Spacey). David Burke, a prolific writer/producer/director for television, will be making his feature film debut. Burke began his career as a writer on Michael Mann's "CRIME STORY" for CBS. He received an Emmy and a Golden Globe nomination for his work on CBS' "WISEGUY," for which he was Executive Producer as well as a writer and director. Most recently, Burke executive produced NBC's "LAW & ORDER: SVU."

•  On Nov. 3, 2003, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTC BB:FMLY.OB) announced that the Miramax Films subsidiary Dimension Films has acquired all rights from Barstu Productions, Integrated Films and Management, Emmett/Furla Films and Distributor Nu Image Films to create, produce and distribute a feature film which will be a modern horror story set in the infamous town of Amityville. In a release from Dimension Films on October 30, 2003, the studio stated: ``Dimension Films, the studio that brought you the 'Scream' & 'Halloween' franchises has acquired the rights to George Lutz's life and events, it was announced today by Dimension Films Co-Chairman Bob Weinstein (sic). Dimension's film will focus on events outside of the scope of the original book and film. Dimension acquired the rights from Nu Image. Avi Lerner, Trevor Short and John Thompson negotiated on behalf of Nu Image. The rights to Lutz's story were assembled by Paul Mason, Steve Whitney, Randall Emmett, George Furla and Dan Farrands who, together with George Lutz, assigned the rights to Nu Image for the development of a motion picture.''

•  On Oct. 28, 2003, Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (OTC BB:FMLY.OB)is announced that it has completed negotiations with international action star Steven Seagal to top-line an additional picture for them in March of 2004. Randall Emmett and George Furla will produce the picture.

•  On August 4, 2003, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTC BB: FMLY), in the interest of Regulation D fair disclosure practices, is extremely excited to announce that they have closed a deal with Barstu Productions and Integrated Films and Management to create and produce a feature film which will re-envision one of Hollywood's classic horror films and a current cult favorite, The Amityville Horror. The new project by Emmett/Furla, Barstu and Integrated will be a modern look at the myth of the Amityville Horror as told in the novel by Jay Anson on which the original 1979 movie, released by MGM, was based. When released by MGM in the United States in July of 1979, the original picture went on to a cumulative U.S. box office of over $86,000,000 (IMDB.com), a "blockbuster" by many standards. The MGM movie starred James Brolin as "George Lutz" and Margot Kidder as his wife, "Kathleen." Steve Whitney of Integrated and Paul Mason of Barstu will produce the picture with Emmett/Furla's Randall Emmett and George Furla. The producers are currently out to directors for the picture, which is scheduled to begin filming in early 2004.

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•  On July 25, 2003, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTC BB: FMLY), announced that they have signed Hollywood artist Crash McCreery to create "The Abominable Snowman." The motion picture "The Abominable Snowman" will be produced by Emmett/Furla's Randall Emmett and George Furla with Ilya Salkind ("Superman" I, II and III) and Vallhalla Motion Picture's Gale Anne Hurd ("The Hulk").

•  On July 16, 2003, Emmett/Furla Films, a wholly owned subsidiary of Family Room Entertainment Corporation (OTC BB: FMLY), announced that Matt Dillon and Willem Dafoe are set to star in the motion picture "Control." Tim Hunter ("River's Edge") is set to direct the picture. The screenplay for "Control" was written by Todd Slavkin & Darren Swimmer. Randall Emmett and George Furla will produce the picture under their fifteen-picture production/finance arrangement with Avi Lerner's Millennium Films. "Control" is the story of a sociopathic killer on death row (Dillon) who's given a chance to live if he agrees to take part in a top secret chemical behavioral modification program run by a brilliant doctor, played by Dafoe. As the killer's personality begins to change, both he and the doctor must take drastic measures when the violent past comes back to haunt them both.

•  On March 5, 2003 FMLY’s subsidiary, EFFP, announced that they have partnered with Nation Lampoon to develop and produce a motion picture tentatively titled "Back to College." "Back to College" is the story of two successful bachelors in their mid to late 20s who decide that in their drive to succeed, there are a few things in life they have missed out on, especially when it comes to their college experiences. In order to fit in and truly enjoy "college life," the two assume secret identities as "Regular Joe College Students," enroll in classes and, armed with the wealth they have accumulated in life, they move back to college. The Picture will be in the vein of "Back to School," which starred Rodney Dangerfield, but with a younger spin. "Back to College" is inspired by the true-life experiences of Randall Emmett and George Furla, who in the fall of 1999 posed as college transfer students at Auburn University.

•  On April 2, 2003, FMLY’s subsidiary, EFFP, announced in conjunction with Gale Anne Hurd's Valhalla Motion Picture Group have partnered with Abrams/Gentile Entertainment and Ken Abrams' Character Vision, the Los Angeles-based licensing company, to develop the one time best-selling line of toys and comic books known as "Micronauts." In a jont statement (March 18, 2003), they stated: "The one time best-selling line of toys and comic books known as Micronauts will be developed as a motion picture and/or television series by Gale Anne Hurd's Valhalla Motion Picture Group and Randall Emmett and George Furla Films Corporation, in partnership with Abrams/Gentile Entertainment and Ken Abrams' Character Vision, the Los Angeles-based licensing company. Gale Anne Hurd of Valhalla Motion Pictures and Randall Emmett & George Furla of Emmett/Furla Films will produce. "One of most successful and groundbreaking action figure lines of the last 25 years, The Micronauts -- from fan favorite Mego Toys -- were a series of interchangeable space toys (figures, vehicles, and playsets) originally produced and still sold in Japan by toy maker Takara. In the late 70's and early 80's Mego sold over $300 million dollars of product and was second only to 'Star Wars' merchandise in total sales. The line was so popular that it was interpreted into a long running comic book series published by Marvel Comics and a full merchandising program ensued. To this day Micronauts still inspires fan-produced conventions around the county. Mego was simultaneously licensing the action figure rights to such properties as Spider-Man, Superman, Batman, Star Trek, Planet of the Apes and the Wizard Of Oz.

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•  THURSDAY, FEBRUARY 27, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that Millennium Films has re-up-ed its ten picture non-exclusive international distribution arrangement with Millennium Films for an additional ten pictures. Most recently Emmett/Furla Films announced their tenth picture in this arrangement, “Belly of the Beast”, starring Steven Seagal. “Belly of the Beast” starts filming in Thailand next month. “Belly of the Beast” will be produced by Luminosity Media’s Steven Seagal, who is also starring in the Picture. Emmett/Furla Films’ Randall Emmett and George Furla will executive produce the picture. Phillip Goldfine will serve as Co-executive producer. Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on the picture. Randall Emmett and George Furla said: “The ten pictures we have already produced under this agreement, serves to illustrate the aggressive nature of our relationship. Avi Lerner and the team at Millennium Films have made Millennium Films an easy home for our aggressive slate of pictures. We also intend to continue to equity finance pictures as a part of our aggressive plan to get pictures into production. Emmett/Furla Films will continue to produce betweenseven to nine pictures per year”

•  Thursday, February 20, 2003, Los Angeles, CA: Family RoomFamily Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that that it has struck an agreement with Diamond Entertainment (NASDAQ OTC: BB Symbol: DMEC) and Blagman Media International (NASDAQ OTC: BB Symbol: BMII) to release a series DVDs and videos through direct response marketing. The first title in the series will be a video featuring the comic performances of Red Skelton. The Red Skelton video will feature eight hours of performances. If the first video proves to be successful, Family Room plans to direct market up to four titles over the next year utilizing this same strategy. Family Room will produce sixty and ninety second direct response commercials, which are intended to be “rolled-out” over the United States beginning in late March utilizing a platform strategy designed to minimize costs. Co-chairs Randall Emmett and George Furla stated, “We are hopeful that Family Room’s undertaking into the direct response marketplace will have synergy with our already existing film and television production and distribution divisions.” Emmett and Furla continued, “Although no one can predict the final outcome in the marketplace with 100% accuracy, we believe Diamond Entertainment and Blagman Media International will prove to be excellent partners for Family Room in this endeavor.”

•  Wednesday, January 29, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that pre-production has commenced on the second of two pictures it will be producing with action-star Steven Seagal, entitled “BELLY OF THE BEAST”. “Belly of the Beast”, was originally announced on May 20, 2002, when “Daily Variety” reported, “Actor-producer Steven Segal has launched a production and sales company, Luminosity Media. He will produce and star in its first two projects in conjunction with Millennium/Nu Image. The pictures are “Belly of the Beast” and “Out for a Kill”.” “Belly of the Beast” will be produced by Luminosity Media’s Steven Seagal, who is also starring in the Picture. Emmett/Furla Films’ Randall Emmett and George Furla will executive produce the picture. Phillip Goldfine will serve as Co-executive producer. Millennium’s Danny Dimbort, Avi Lerner and Trevor Short will serve as executive producers on both pictures as well.

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•  Thursday, January 16, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corp., a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce they have acquired the exclusive option to acquire all rights to three new high concept action screenplays. Last month, Emmett/Furla Films renewed its option agreement with Kingman Films International for the motion picture screenplay “Gentlemen of the Hunt”. Millennium Films has also greenlit, as part of Millennium Pictures ten picture distribution/financing arrangement with Emmett/Furla Films, “Gentlemen of the Hunt” by Andrew Withman based on story by Dennis Lefevre & Ken Young. Randall Emmett and George Furla along with Kingman Films’s Arthur Chang will produce the picture. The screenplay is a high-concept high-action picture. “Gentlemen of the Hunt” is the story of a young CIA agent who first hunts and then comes to the rescue of his estranged father, who has been framed as an international assassin. Emmett/Furla Films also acquired the action/thriller “Snakeskin” by Paul Sloan. Randall Emmett and George Furla will produce the picture with Gus Furla and Leo Amari, who brought the project to Emmett/Furla Films. Paul Sloan will also co-star in the picture. “Snakeskin” is the story of a man who specializes in acquiring rare and unique antiquities for the highest bidder, who now must hunt down a genetically enhanced ex-partner to retrieve a stolen package before the falls in to the wrong hands—and forever changes the balance of good and evil in the world. Early this month, Emmett/Furla Films acquired the high concept action-er “The Rig” by Dan Hoskins. Randall Emmett and George Furla will produce and George Zaloom will executive produce the picture. “The Rig” is the story of a washed-up special ops soldier who is brought back into action when an off-shore oil derrick which serves as a high-tech prison is taken over by its inmates. All three of these screenplays are currently out to actors.

•  Thursday, January 16, 2003, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that “Narc”, went into wide release this weekend, landing in 816 theaters. In its first weekend in wide release, Daily Variety (January 14, 2003) reported “Narc” earned $2,825,807 at the box-office for a per-screen-average of $3,438. “Narc’s” box-office total, following its limited release on December 20, 2002 is $3,175,704 (Daily Variety, January 14, 2003). “NARC” was recently nominated for three IFP Independent Spirit Awards: Joe Carnahan for “Best Director,” Ray Liotta for “Best Supporting Male” and Alex Nepomniaschy “Best Cinematography.” Independent Spirit Awards will be awarded in a live broadcast on March 22, 2003 on The Independent Spirit Channel (IFC) at 2:00pm (Pacific). There ceremony will then be re-broadcast on Bravo later that same day at 7:00pm (Pacific). “NARC” stars Ray Liotta and Jason Patric as well as Busta Rhymes. The police thriller was written and directed by Joe Carnahan (“Blood, Guts, Bullets and Octane”) and produced by Diane Nabitoff (producer of “Very Bad Things” and “Operation Dumbo Drop”), Ray Liotta, Michelle Grace and Jules Nasso. Tom Cruise (star of Steven Spielberg’s “Minority Report”) and Paula Wagner (producer of the “Mission Impossible” films), under their Cruise/Wagner banner, serve as Executive Producers on the Picture. Paula Wagner stated in a release from Paramount Pictures (April 23, 2002), “Tom and I are proud to be associated with a film of this caliber and look forward to supporting and helping “NARC” receive the attention and recognition it deserves.” In addition to Cruise and Wagner, Emmett/Furla Films’ Randall Emmett and George Furla as well as David Glasser of Splendid Picture’s and Adam Stone executive produced the Picture. Emmett/Furla Films Productions Corporation provided financing services on the Picture. Splendid Pictures served as the financier and international distributor on the Picture. Family Room Entertainment Co-chairs Randall Emmett and George Furla stated: “We are very proud of “Narc” and its nominees. We have always believed in this film and this just confirms that Family Room can produce films that are worthy of critical praise.” Co-chairs, Randall Emmett and George Furla stated: “As our second major theatrical release of 2002, we are very happy with the accolades and the box-office performance thus far of ‘NARC’. We believe “NARC” indicates that Family Room can produce movies that not only appeal to a broad audience, but also can garner critical praise.”

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•  Friday, December 13, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that “Narc”, which will make its premiere in theaters for Paramount Pictures on December 20th, received three nominations for the 2003 IFP Independent Spirit Awards. “NARC” garnered the following nominations: Joe Carnahan was nominated for “Best Director,” Ray Liotta was nominated for “Best Supporting Male” and Alex Nepomniaschy was nominated for “Best Cinematography.” Selected from more than 190 submissions, the winners will be unveiled at the IFP Independent Spirit Awards ceremony on Saturday, March 22, 2003. Director John Waters will serve as the Master of Ceremonies for the awards ceremony, which will be held on the beach in Santa Monica, California. The IFP Independent Spirit Awards ceremony will be televised live on The Independent Film Channel (IFC) at 2:00 pm PST on Saturday, March 22, 2003 and will then be re-broadcast at 7:00 pm PST on Bravo later that same day. The nominees of the Independent Spirit Awards were selected by a 14 person IFP Nominating Committee panel of filmmakers. Winners will be voted on by the IFP national membership, which lists 9,000 members. “NARC” stars Ray Liotta and Jason Patric as well as Busta Rhymes. The police thriller was written and directed by Joe Carnahan (“Blood, Guts, Bullets and Octane”) and produced by Diane Nabitoff (producer of “Very Bad Things” and “Operation Dumbo Drop”), Ray Liotta, Michelle Grace and Jules Nasso. Tom Cruise (star of Steve Steven Spielberg’s “Minority Report”) and Paula Wagner (producer of the “Mission Impossible” films), under their Cruise/Wagner banner, serve as Executive Producers on the Picture. In a release from Paramount Pictures yesterday, Paul Paula Wagner stated in a release from Paramount Pictures (April 23, 20032002), “Tom and I are proud to be associated with a film of this caliber and look forward to supporting and helping “NARC” receive the attention and recognition it deserves.” In addition to Cruise and Wagner, Emmett/Furla Films’ Randall Emmett and George Furla as well as David Glasser of Splendid Picture’s and Adam Stone executive produced the Picture. Emmett/Furla Films Productions Corporation provided financing services on the Picture. Splendid Pictures served as the financier and international distributor on the Picture. Family Room Entertainment Co-chairs Randall Emmett and George Furla stated: “We are very proud of “Narc” and its nominees. We have always believed in this film and this just confirms that Family Room can produce films that are worthy of critical praise.” According to their IFP’s website (http://www.ifp.org), “IFP is a not-for-profit service organization dedicated to providing resources, information and avenues of communication for its members: independent filmmakers, industry professionals and independent film enthusiasts. It is committed to the idea that independent film is an important art form and a powerful voice in our society.”

•  TUESDAY, DECEMBER 10, 2002, Los Angeles, CA: Emmett/Furla Films Productions Corporation, a wholly owned subsidiary of Family Room Entertainment Corporation (NASDAQ OTC: BB Symbol: FMLY) is pleased to announce that “HALF PAST DEAD”, which premiered on November 15, 2002 has thus far officially generated almost $15 million at the box office. ‘HALF PAST DEAD” is set in the most notorious prison in history -- Alcatraz. Disgruntled Prison Bureaucrat-turned-criminal mastermind Donny (Morris Chestnut) has assembled a commando team to infiltrate the newly refurbished, high tech fortress in order to force a death row inmate to reveal the whereabouts of $200 million worth of gold. Inmate Nick Frazier (Ja Rule) must help Undercover FBI agent Sascha Petrosevitch (Steven Seagal) rally the other inmates to stop the invaders -- before they murder the Supreme Court Justice who is present for the impending execution. “HALF PAST DEAD” was released by Screen Gems on more than 2,100 screens. The picture stars Steven Seagal, Morris Chestnut and Ja Rule as well as Nia Peeples and Kurupt. Don Michael Paul served as the writer/director on the picture. The picture was produced by Andrew Stevens, Elie Samaha and Steven Seagal. The executive producers on the picture are Christopher Eberts and Uwe Schoot as well as Emmett/Furla Films’ Randall Emmett and George Furla. Phil Goldfine and James Holt served as co-producers on the picture. For the week ending December 1st, Daily Variety (December 3, 2002) reported that ‘HALF PAST DEAD” had officially generated $14,732,332 at the box office. After an estimated opening weekend of $8,200,000, Daily Variety (November 18, 2002) reported: “The opening for “HALF PAST DEAD” fully met expectations, Sony spokesman Steve Elzer said.” Co-chairs, Randall Emmett and George Furla stated: “As our first major theatrical release, we are very happy with the performance of ‘HALF PAST DEAD’. We believe the box office results indicate that Family Room can produce movies that appeal to a broad audience.”

Description of Property

FMLY leases approximately 2,602 square feet at 8530 Wilshire Blvd Suite 420 Beverly Hills, California. The lease is a two year lease with a one year extension with monthly payments of $6,500.

Employees

As of March 31, 2004, FMLY had 6 full-time employees, of whom 4 were engaged in development, production and distribution of theatrical based motion pictures. None of FMLY's employees are covered by a collective bargaining agreement, although some of FMLY's subsidiaries are subject to guild agreements. Management believes that its employee relations are good.

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Management

The following table sets forth the names, ages and all positions with FMLY currently held by each person who may be deemed an executive officer of FMLY. Executive officers serve at the discretion of the Board of directors. Unless otherwise noted, all references to FMLY include Family Room Entertainment Corporation and all its wholly owned subsidiaries:
The following table sets forth the directors and executive officers of FMLY

Name	Age	Executive Position Held

George Furla	43	Co-Chairman, Chief Executive
		Officer and President

Randall Emmett	32	Co-Chairman, Chief Operating
		Officer and Assistant Secretary

Stanley Tepper	59	Chief Financial Officer

Randall Emmett - Co-Chairman Mr. Emmett has extensive experience in the entertainment and film industry. He began his career with Simpson/Bruckheimer Films as an Assistant to the Producer after graduating from the New York School of Visual Arts in 1994. While at Simpson/Bruckheimer, Randall worked on film projects such as “Bad Boys” and “Crimson Tide”. Randall later worked for International Creative Management (“ICM”) as an Assistant within the Motion Picture Talent Division. Mr. Emmett jointly formed the current production company in 1998 and is principally responsible for talent, agency relationships and has joint responsibility for concept development.

George Furla - Co-Chairman Mr. Furla has over 18 years of business experience in entertainment and financial services. He began his business career with Cantor Fitzgerald where he was a trader in the equity securities area. After spending several years with Cantor Fitzgerald, George then worked for Jones and Associates for 3 years in a similar capacity. In 1988, Mr. Furla left Jones and Associates to run a hedge fund, which he established. Mr. Furla entered the film business in 1995, financing several productions. George jointly formed the current production company in 1998 and is principally responsible for financing arrangements, distribution and has joint responsibility for concept development. Mr. Furla is a 1982 graduate of the University of Southern California with a degree in business administration.

Stanley Tepper - Chief Financial Officer: Mr. Tepper has held senior management positions with various entities. During the period from February 1998 through March 2000 Mr. Tepper was Controller of Operations for Time/Warner/Village Roadshow Pictures joint venture. Prior to that Mr Tepper has over 30 years of experience as senior management in accounting and finance, principally in the entertainment industry such entities as the Time/Warner/Orion Pictures joint venture, Satori Film, ALMI Distribution/RKO Warner Theaters, and the Cannon Group, Inc. Mr. Tepper began his career with Price Waterhouse, New York. He earned a BS degree from Southeastern University of Washington, DC with a major in accounting and minor in computer methodology.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the FMLY’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of FMLY. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish FMLY with copies of all Section 16(a) forms they file.

To the best of FMLY’s knowledge, based solely on its review of the copies of such reports furnished to the company and written representations that no other reports were required during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

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Executive Compensation
The following table sets forth certain summary information regarding compensation paid by FMLY for services rendered during the fiscal years ended June 30, 2003 and 2002, respectively, to FMLY’s Chief Executive Officer, President and Chief Financial Officer during such period.

	Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation (2)	Restricted Stock Awards	Securities Underlying Options (3)	All Other Compensation (4)
George Furla Co-Chairman, Chief Executive Officer and President	2003 2002 2001	0 0 0	0 0 0	$100,000 0 0	0 0 0	0 0 300,000	0 0 0
Randall Emmett Co-Chairman Chief Operating Officer and Assistant Secretary	2003 2002 2001	0 0 0	0 0 0	$136,000 0 0	0 0 0	0 0 300,000	0 0 0
Stanley Tepper Chief Financial Officer	2003 2002	0 0	0 0	$35,000 0	0 0	0 125,000	0 0

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
		% of Total Options Granted to Employees in 2003
			Exercise or Base Price ($/Sh)	Expiration Date
					5%	10%
George Furla	0	0
Randall Emmett	0	0
Stanley Tepper	0	0

2002 Option Exercises and Year-End Option Holdings

The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended June 30, 2003, and the year-end value of unexercised options:

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Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised Options Held at June 30, 2003		Value of Unexercised In-the-Money Options at June 30, 2003 (1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
George Furla
Randall Emmett
Stanley Tepper

N/A

COMPENSATION OF DIRECTORS

None.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

None

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of FMLY's Common Stock as of __________ based on information available to FMLY by (I) each person who is known by FMLY to own more than 5% of the outstanding Common Stock based upon reports filed by such persons within the Securities and Exchange Commission; (ii) each of FMLY's directors; (iii) each of the Named Executive Officers; and (iv) all officers and directors of FMLY as a group.

Name and Address of Beneficial Owner	Number of Shares	(1) Percentage
	Beneficially Owned

George Furla
The Lot, Mary Pickford Bldg., Suite 101
1041 North Formosa Ave.
Hollywood, CA. 90046	3,900,000	6.0%

Randall Emmett
The Lot, Mary Pickford Bldg., Suite 101
1041 North Formosa Ave.
Hollywood, CA. 90046	2,706,553	4.1%

All current directors and
executive officers	6,931,061	28.6%

(1) Percentage of ownership is based on 64,683,632 shares of Common Stock outstanding on April 6, 2004. Shares of Common Stock subject to stock options, warrants and convertible securities which are currently exercisable or convertible or will become exercisable or convertible within 60 days after September 30, 2003 are deemed outstanding for computing the percentage of the person or group holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person or group.

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Certain Relationships and Related Transactions

As at June 30, 2000, George Furla has loaned FMLY under a Convertible Note Payable amounting to $350,000 (see Note 8 of Notes to Financial Statements). Additionally, to June 30, 2000 George Furla has loaned the FMLY approximately an additional $ 850,000 under a Convertible Notes Payable. Subsequently, in June, 2004 George Furla’s loans and notes have been paid in full.

As of June 30, 2001, George Furla's loan to FMLY had an outstanding balance of $98,263. This note was amended to be non convertible. (see Note 8 of Notes to Financial Statements)

As of June 30, 2002, George Furla's loan to FMLY under a Note Payable had a outstanding balance of $357,168. Subsequently to June 30, 2002, George Furla has loaned FMLY approximately an additional $ 28,600. Additionally, subsequent to June 30, 2002, FMLY made a repayment of $33,000.

As of December 31, 2002 George Furla's loan to FMLY under a Note Payable had an outstanding balance of $440,129. Subsequently to December 31, 2002, George Furla has loaned FMLY approximately an additionally 10,000. Additionally, subsequent to December 31, 2002, FMLY made a repayment of $150,000.

As of June 30, 2002, Peter Benz loaned FMLY $17,000 under a Note Payable. Subsequent to June 30, 2002, this loan was repaid in full.

As of June 30, 2002, Randall Emmett Loaned FMLY $50,000 under a Note Payable. Additionally, Randall Emmett, subsequent to June 30, 2002, has loaned FMLY approximately $2,000. As of June 30, 2002, approximately $ 12,000 has been repaid.

As of December 31, 2002 Randall Emmett's loan to FMLY under a Note Payable had an outstanding balance of $ 30,084. As of December 31, 2002 approximately $18,740 has been advanced and/or repaid.

During the fiscal year ending June 30, 2002, FMLY received under certain contractual agreements, in relation to producer fees, for certain of FMLY's affiliation with third party film producers that began during fiscal 2002. FMLY paid George Furla $15,500 and Randall Emmett $17,250.

During the six months ending December 31, 2002 FMLY received under certain contractual agreements, in relation to producer fees from affiliation with third party film producers that began during the six month period ending

Through June 30, 2003, FMLY paid to George Furla $ 88,000 and Randall Emmett $121,500 for their share of the producer fees.

During the three months ending September 30, 2003 FMLY received under certain contractual agreements, in relation to producer fees from affiliation with third party film producers that began during the three months ending.

Through September 30, 2003, FMLY paid to George Furla $ 11,000 and Randall Emmett
$ 14,000 for their share of the producer fees.

Description of Securities

General

As of the date of this registration statement, the Company has authorized of 200,000,000 shares of Common Stock at $.01 par value, of which 64,683,632 shares are issued and outstanding at April 6, 2004, plus 5,000,000 authorized shares of $.01 par value per share Preferred Stock and no preferred shares are issued and outstanding at March 31, 2004.

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The following is a description of the securities of FMLY taken from provisions of our Company’s Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Common Stock

Each holder of Common Stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this Offering Circular, the Company has not paid any dividends on its Common Stock, and none are contemplated in the foreseeable future. It is anticipated any earnings that may be generated from operations of the Company will be used to finance the growth of the Company.

Voting power is vested in the holders of the Common Stock and in holders of Preferred Stock if so declared by the Board of Directors upon creation of any series of Preferred Stock which might subsequently be issued. No Preferred Stock is currently issued and outstanding and no series of Preferred Stock declaring the rights of the holders has been created by the Board of Directors and the Board of Directors does not anticipate creating any series of Preferred Stock or issuing any shares of Preferred Stock at any time in the foreseeable future.

Cumulative voting is not permitted, meaning that each shareholder may cast one vote for each share owned by such shareholder on each matter brought before a meeting of shareholders upon which a vote is taken.

The holders of Common Stock will have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of FMLY, the holders of the Common Stock are entitled to receive pro rata the assets of FMLY, if any remaining after payment of all debts and liabilities and all claims by holders of Preferred Stock.

Preferred Stock

The Board of Directors has been empowered to create one or more series of Preferred Stock and to define the rights and preferences of the shares in any one series as against all other shares of Preferred Stock and as against shares of common stock. No creation of any series of Preferred Stock is completed by the Board of Directors in the foreseeable future.

Penny Stock Disclosure Requirements:

See discussion in risk factor section, page 10, with the heading “Penny Stock issues may be difficult for an investor to dispose of.”

Shares Eligible for Future Sale

As of April 6, 2004, FMLY has 64,683,632 shares of Common Stock outstanding. Sales of a substantial number of shares of FMLY’s Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. FMLY is registering with this document 11,707,786 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act.

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Selling Shareholders

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with § 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

Recent Financing

On April 26, 2004 FMLY entered into a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice.

This registration statement includes the shares underlying the April 2004 Subscription Agreement.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder nor will we receive proceeds from the exercise of the warrants.

Assuming all the shares registered below are sold by the Selling Stockholder, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering		Shares Offered For Sale (6)	Shares Beneficially Owned After Offering If All Offered Shares Are Sold
	Number of Shares	Percentage(5)		Number of Shares	Percentage

Camden International Ltd. (1)	2,142,857	3.67%	2,142,857	0	0%
Capital Research Group (2)	1,500,000	2.32%	1,500,000	0	0%
MarketByte, LLC. (3)	1,000,000	1.55%	1,000,000	0	0%
Norman Jacobs	1,071,429	1.83%	1,071,429	0	0%
Burton Ury	1,071,429	1.83%	1,071,429	0	0%
Jeremiah Fogelson	714,286	1.22%	714,286	0	0%
Mark Rolland	643,000	1.10%	643,000	0	0%
Harold Benjamin	357,143	0.61%	357,143	0	0%
Karen Schmidt	714,286	1.22%	714,286	0	0%
Richard Abraham	430,000	0.74%	430,000	0	0%
Steven R. Kolber	571,786	0.98%	571,786	0	0%
Howard Kopelson	285,714	0.49%	285,714	0	0%
Richard Lieberman	428,714	0.73%	428,714	0	0%
Dr. Roger Hall	428,571	0.73%	428,571	0	0%
Jeff Rice	348,571	0.54%	348,571	0	0%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

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The selling stockholders do not hold any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

The selling shareholders are not broker-dealers or are an affiliate of a broker-dealer.

(1) Camden International Ltd. is incorporated in the Bahamas whose control person is Deidre McCoy.
(2) Capital Research Group: The control person is Chuck Tambarello.
(3) MarketByte, LLC is a California Limited Liability corporation whose control person is Lawarnce David Isen.
(4) Percentages are based on 64,683,632 shares of our common stock outstanding as of April 6, 2004
(5) This column represents the total number of shares of common stock that each selling security holder intends to sell, based on the current market price.

Plan of Distribution

Each selling stockholders will most likely sell their shares on the OTCBB.

Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

•  Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.
•      Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate  the transaction.
•      Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.
•      An exchange distribution following the rules of the applicable exchange
•      Privately negotiated transactions
•      Short sales or sales of shares not previously owned by the seller
•      Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
•      A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

•      Short selling against the box, which is making a short sale when the seller already owns the shares.
•      Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.
•     Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker  may, from time to time, offer to sell the pledged shares.

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Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following the selling shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

• Camden International Ltd.
• Capital Research Group
• MarketByte, LLC.
• Norman Jacobs
• Burton Ury
• Jeremiah Fogelson
• Mark Rolland
• Harold Benjamin
• Karen Schmidt
• Richard Abraham
• Steven R. Kolber
• Howard Kopelson
• Richard Lieberman
• Dr. Roger Hall
• Jeff Rice

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify FMLY and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Legal Proceedings

In January 2003, the director of the movie Good Advice claimed that Good Advice, Inc., a subsidiary of FMLY, owes him an additional $50,000 in director’s fees and has requested arbitration with the Directors Guild of America. Arbitration was held and the mattered settled for $10,000.

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Experts

The financial statements of Family Room Entertainment Corporation at June 30, 2003, appearing in this Prospectus and Registration Statement have been audited by Ham, Langston & Brezina, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Legal Matters

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Owen Naccarato, Esq.

Other Available Information

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: George Furla

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.
Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

Financial Statements

Our Financial Statements begin on page F-1

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

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Part II. Information Not Required In Prospectus

Indemnification of Directors and Officer

Section 53-12-2E of the New Mexico Statutes Annotated 1978 provides in general that a company’s articles of incorporation may provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless:
(1) the director has breached or failed to perform the duties of the director's office in compliance with Subsection B of Section 53-11-35 NMSA 1978; and (2) the breach or failure to perform constitutes:
(a) negligence, willful misconduct or recklessness in the case of a director who has either an ownership interest in the corporation or receives in his capacity as a director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year; or
(b) willful misconduct or recklessness in the case of a director who does not have an ownership interest in the corporation and does not receive in his capacity as director or as an employee of the corporation compensation of more than two thousand dollars ($2,000) from the corporation in any calendar year.
Such a provision in the articles of incorporation shall, however, only eliminate the liability of a director for action taken as a director or any failure to take action as a director at meetings of the board of directors or of a committee of the board of directors or by virtue of action of the directors without a meeting pursuant to Section 53-11-43 NMSA 1978, on or after the date when such provision in the articles of incorporation becomes effective.

Article XVI of the Company’s Article of Incorporation provide that the Company shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suite or proceeding to which ha may be made a party by reason of his being or having been a Director or officer of the corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 19333, as amended, or other applicable securities laws. In the event of a settlement before or after action or suite, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, FMLY has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Other Expenses of Issuance and Distribution

The following are expenses related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee	$103.84
Printing and Engraving Expenses	$5,000.00
Legal Fees and Expenses	$15,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent Fees	$5,000.00
Blue Sky Fees	$1,000.00
Miscellaneous	$5,000.00

Total	$46,103.84

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Recent Sales of Unregistered Securities

On August 21, 2003 FMLY issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate. The conversion rate is fixed at $.07 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On October 10, 2003, FMLY entered into a Subscription Agreement for up to $500,000 whereby we issued $300,000 in convertible debentures; $225,000 to Alpha Capital Aktiengesellschaft and $75,000 to Gamma Opportunity Capital Partners, LP, with the remaining $200,000 in convertible debentures; $150,000 to Alpha Capital Aktiengesellschaft and $50,000 to Gamma Opportunity Capital Partners, LP, to be issued within five (5) business days after the actual effectiveness of this Registration Statement in a transaction deemed to be exempt under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

Additionally, FMLY issued in conjunction with these convertible debentures two warrants to purchase common stock of FMLY. The two warrants includes up to 2,678,571 shares of common stock issuable to Alpha Capital Aktiengesellschaft upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 3,750,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share. Furthermore, this prospectus includes up to 892,857 shares of common stock issuable to Gamma Opportunity Capital Partners, LP upon the exercise of Class A common stock purchase warrants at $0.13 per share, and up to 1,250,000 shares of common stock issuable upon the exercise of Class B common stock purchase warrants at $.50 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On November 24, 2003, FMLY issued an 8% convertible note of $50,000 to Steve Adirim. The convertible note is convertible at a fixed rate of $.07 per share and matures November 24, 2006 in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 2, 2003 FMLY issued an 8% convertible note of $150,000 to Bi Coastal consulting Corporation. The convertible note is convertible at a fixed rate of $.07 per share and matures December 2, 2006 in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003, FMLY entered into a Subscription Agreement for up to $100,000 whereby we issued four convertible debentures at $25,000 each to the following; one debenture to Burton S. Ury, one debenture to Jeremiah H. Fogelson, one debenture to Mark Rolland and one debenture to Norman Jacobs in a transaction deemed to be exempt under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 2,000,000 shares of common stock to MarketByte, LLC for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On December 9, 2003 FMLY issued 1,500,000 shares of common stock to Robert Gleckman for consulting services. The stock is valued at $0.10 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

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On April 26, 2004 FMLY entered into a Subscription Agreement for an aggregate sum of $644,545, at a per share of $0.07, or 9,207,786 shares, to the following investors: 2,142,857 shares to Camden International Ltd., 1,071,429 shares to Norman Jacobs, 1,071,429 shares to Burton Ury, 714,286 shares to Jeremiah Fogelson, 643,000 shares to Mark Rolland, 357,143 shares to Harold Benjamin, 714,286 shares to Karen Schmidt, 430,000 shares to Richard Abraham, 571,786 shares to Steven R. Kolber, 285,714 shares to Howard Kopelson, 428,714 shares to Robert Lieberman, 428,571 shares to Dr. Roger Hall, and 348,571 shares to Jeff Rice.

On May 12, 2004, FMLY entered into a Consulting Agreement, for 1,500,000 shares for consulting services rendered by Capital Research Group. The stock is valued at $0.07 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

On June 6, 2004, FMLY entered into a Consulting Agreement, for 1,000,000 shares for consulting services rendered by MarketByte, LLC. The stock is valued at $0.07 per share in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering.

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Exhibits

Exhibit
Number	Description

2.1 (1)	Articles of Incorporation dated May 15, 1969.

2.2 (1)	Amended Articles of Incorporation dated June 30, 1977.

2.3 (1)	Amended Articles of Incorporation dated January 2, 1981

2.4 (2)	Amended Articles of Incorporation dated April 24, 2000

2.5 (2)	Amended Articles of Incorporation dated December 5, 2001

2.6 (1)	By-Laws of the Company.

4.1 (2)	Executed Warrant Agreement No.1 with Alpha Capital Aktiengesellschaft

4.2 (2)	Executed Warrant Agreement No.2 with Alpha Capital Aktiengesellschaft

5.1*	Opinion re: Legality

10.1 (2)	Executed 10% Convertible Debenture with Alpha Capital Aktiengesellschaft

10.2 (2)	Executed Subscription Agreement – January 10, 2003

10.3 (3)	Executed Registration Rights Agreement – January 10, 2003

10.4 (3)	Class A Common Stock Purchase Warrant to Alpha Capital Aktiengesellschaft – October 10, 2003

10.5 (3)	Class B Common Stock Purchase Warrant to Alpha Capital Aktiengesellschaft – October 10, 2003

10.6 (3)	Convertible Note payable to Alpha Capital Aktiengesellschaft – October 10, 2003

10.7 (3)	Class A Common Stock Purchase Warrant to Gamma Opportunity Capital Partners, LP - October 10, 2003

10.8 (3)	Class B Common Stock Purchase Warrant to Gamma Opportunity Capital Partners, LP - October 10, 2003

10.9 (3)	Convertible Note payable to Gamma Opportunity Capital Partners, LP – October 10, 2003

10.10 (3)	Subscription Agreement, Alpha Capital Aktiengesellschaft and Gamma Opportunity Capital Partners, LP. – October 10, 2003

10.11 (3)	Convertible Note Payable Amendment I to Chruchill Capital Group - October 8, 2003

10.12 (3)	Convertible Note Payable to Steve Adirim – November 24, 2003

10.13 (3)	Convertible Note Payable to B-Coastal Consulting Corporation – December 2, 2003

10.14 (3)	Convertible Note Payable to Burton S. Ury – December 9, 2003

10.15 (3)	Convertible Note Payable to Jeremiah H. Fogelson – December 9, 2003

10.16 (3)	Convertible Note Payable to Mark Rolland - December 9, 2003

10.17 (3)	Convertible Note Payable to Norman Jacobs – December 9, 2003

10.18 (3)	Subscription Agreement, Burton Ury, Jeremiah H. Fogelson, Mark Rolland, and Norman Jacobs

10.19*	Form of Subscription Agreement April 26, 2004

23.1*	Consent of Counsel, Owen Naccarato (included in Exhibit 5.1)

23.2*	Consent of independent auditors Ham, Langston & Brezina, L.L.P.

* Filed herewith
(1) Previously filed on Form S-2 April 3, 1987, File No. 33-13165
(2) Previously filed on Form SB-2 March 11, 2003, File No. 33-103747
(3) Previously filed on Form SB-2 December 19, 2003, File No. 333-111404

44

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

45

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, CA, 90211.

Registrant:   Family Room Entertainment Corporation

Signature		Title	Date

By:	/s/George Furla	President, Chief Operating Officer	June 21, 2004
	George Furla	Director, and Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/George Furla	President, Chief Operating Officer	June 21, 2004
	George Furla	Director, and Chief Accounting Officer

By:	/s/ Randall Emmett	Director, Chief Operating Officer	June 21, 2004
	Randall Emmett	Assistant Secretary

46

FAMILY ROOM ENTERTAINMENT CORPORATION
__________

CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT ACCOUNTANTS
for the years ended June 30, 2003 and 2002

F-1

FAMILY ROOM ENTERTAINMENT CORPORATION
TABLE OF CONTENTS
__________

Page(s)

Report of Independent Accountants	F-3

Audited Financial Statements

Consolidated Balance Sheet as of June 30, 2003 and 2002	F-4

Consolidated Statement of Operations for the
years ended June 30, 2003 and 2002	F-5

Consolidated Statement of Stockholders’ Equity (Deficit)
for the years ended June 30, 2003 and 2002	F-6

Consolidated Statement of Cash Flows for the
years ended June 30, 2003 and 2002	F-7

Notes to Consolidated Financial Statements	F-8

F-2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Family Room Entertainment Corporation:

We have audited the accompanying balance sheets of Family Room Entertainment Corporation (the “Company”) as of June 30, 2003 and 2002, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Family Room Entertainment Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
October 13, 2003

F-3

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2003
________

ASSETS	2003	2002

Cash and cash equivalents	$94,412	$27,822
Accounts receivable, net	50,000	131,239
Film costs, net	1,044,335	1,801,918
Property and equipment, net	44,427	51,476
Prepaid expenses and other	38,151	8,836

Total assets	$1,271,325	$2,021,291

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Notes payable	$1,191,650	$1,075,647
Accounts payable and accrued liabilities	198,181	160,253

Total liabilities	1,389,831	1,235,900

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock; $0.10 par value;
5,000,000 shares authorized; no shares issued
and outstanding	-	-
Common stock; $0.10 par value; 200,000,000 shares
authorized; 24,187,536 and 18,245,487 shares
issued and outstanding at June 30, 2003 and
2002, respectively	2,418,754	1,866,049
Additional paid in capital	10,530,831	9,777,165
Deferred compensation	(5,437)	(37,333)
Subscription receivable	-	(16,000)
Accumulated deficit	(13,062,554)	(10,804,490)

Total stockholders’ equity (deficit)	(118,506)	785,391

Total liabilities and stockholders’ equity (deficit)	$1,271,325	$2,021,291

The accompanying notes are an integral part
of these consolidated financial statements.

F-4

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2003 and 2002
__________

	2003	2002

Film revenue	$1,005,441	$816,142
Operating cost - amortization of film costs	1,312,966	2,742,877

Gross profit	(307,525)	(1,926,735)

Selling, general and administrative	1,528,170	1,756,771

Loss from operations	(1,835,695)	(3,683,506)

Other income (expenses):
Interest income	-	218,124
Interest expense	(422,469)	(80,000)
Loss on marketable equity securities	-	(679,136)

Total other income (expenses), net	(422,469)	(541,012)

Loss before benefit from income taxes	(2,258,164)	(4,224,518)

Benefit from income taxes	-	6,500

Net loss	$(2,258,164)	$(4,218,018)

Weighted average number of common shares
Outstanding – basic and fully diluted	21,956,242	18,638,884

Net income (loss) per common share-basic and
fully diluted	$(0.10)	$(0.23)

The accompanying notes are an integral part
of these consolidated financial statements.

F-5

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
for the years ended June 30, 2003 and 2002
__________

			Additional
	Common Stock	Paid-In	Deferred	Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Receivable	Deficit	Total _

Balance at June 30, 2001	18,245,487	$1,824,549	$9,157,172	$(52,000)	$-	$(6,586,472)	$4,343,249
Common stock issued for cash	157,080	15,708	57,792	-	(16,000)	-	57,500
Exercise of stock options	15,000	1,500	6,000	-	-	-	7,500
Re-pricing of compensatory stock
options	-	-	406,828	14,667	-	-	421,495
Common stock issued for legal
Services	242,920	24,291	89,374	-	-	-	113,665
Value of conversion feature
associated with convertible
debt	-	-	60,000	-	-	-	60,000

Net loss	-	-	-	-	-	(4,218,018)	(4,218,018)

Balance at June 30, 2002	18,660,487	$1,866,048	$9,777,166	$(37,333)	$(16,000)	$(10,804,490)	$785,391

The accompanying notes are an integral part
of these consolidated financial statements.

F-6

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
for the years ended June 30, 2003 and 2002
__________

			Additional
	Common Stock	Paid-In	Deferred	Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Receivable	Deficit	Total

Balance at June 30, 2002	18,660,487	$1,866,048	$9,777,166	$(37,333)	$(16,000)	$(10,804,490)	$785,391
Collection of subscription
receivable	-	-	-	-	16,000	-	16,000
Interest expense recognized
on loan from stockholder
with below market interest
rate	-	-	26,228	-	-	-	26,228

Compensatory stock options
subject to variable
accounting	-	-	(367,832)	26,460	-	-	(341,372)

Amortization of deferred
Compensation	-	-	-	5,436	-	-	5,436

Value of beneficial conversion
feature on convertible debt	-	-	256,000	-	-	-	256,000

Value of stock warrants issued
with convertible debt	-	-	83,175	-	-	-	83,175

Common stock issued for cash	2,000,000	200,000	(50,000)	-	-	-	150,000

Common stock issued for legal
and consulting services,
including issuances for cash
at below market value. Total
cash received was $145,000	3,316,000	331,600	792,200	-	-	-	1,123,800

Common stock issued upon
conversion of debt	211,049	21,106	13,894	-	-	-	35,000

Net loss	-	-	-	-	-	(2,258,164)	(2,258,164)

Balance at June 30, 2003	24,187,536	$2,418,754	$10,530,831	$(5,437)	$-	$(13,062,654)	$(118,506)

The accompanying notes are an integral part
of these consolidated financial statements.

F-7

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2003 and 2002

___________

	2003	2002

Cash flows from operating activities:
Net loss	$(2,258,164)	$(4,218,018)
Adjustment to reconcile net loss to net cash used
by operating activities:
Compensatory stock options and stock issuances	642,864	535,160
Imputed interest on below market interest loans
from stockholders	26,228
Film cost amortization and write-offs	1,312,966	2,742,877
Depreciation	8,446	7,563
Software amortization	19,684	17,013
Provision for doubtful accounts	131,396	-
Amortization of debt costs	348,738	60,000
Accretion of discount	-	(196,500)
Loss on marketable equity securities	-	679,136
Change in operating assets and liabilities:
Accounts receivable	(50,157)	21,313
Prepaid expenses and other assets	(29,315)	43,045
Additions to film costs	(555,383)	(1,682,797)
Accounts payable and accrued liabilities	37,928	42,628
Income taxes payable	-	(6,500)

Net cash used by operating activities	(364,769)	(1,955,080)

Cash flows from investing activities:
Proceeds from sale of marketable equity securities	-	275,039
Collection of notes receivable	-	675,000
Purchase of property and equipment	(21,081)	(17,114)

Net cash provided (used) by investing activities	(21,081)	932,925

Cash flows from financing activities:
Proceeds from notes payable to stockholders	418,785	440,883
Proceeds from bank line of credit	37,500	460,436
Proceeds from convertible debentures	397,500	200,000
Proceeds from sale of common stock	295,000	65,000
Collection of subscription receivable	16,000	-
Payments on notes payable to stockholders	(510,434)	(123,935)
Payments on bank line of credit	(201,911)	-
Payments on note payable to an investor	-	(325,000)

Net cash provided by financing activities	452,440	717,384

Increase (decrease) in cash and cash equivalents	66,590	(304,771)

Cash and cash equivalents at beginning of year	27,822	332,593

Cash and cash equivalents at end of year	$94,412	$27,822

The accompanying notes are an integral part
of these consolidated financial statements

F-8

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    General

Family Room Entertainment Corporation (the “Company”), a New Mexico corporation, is a motion picture company involved in the creative development, production, distribution, licensing and financing of motion pictures and the internet content that supports those motion pictures. The Company’s distribution markets include primarily the United States and Canadian markets, but extend to other markets worldwide. The significant business activities of the Company constitute one business segment, filmed entertainment.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Unclassified Consolidated Balance Sheet

In accordance with the provisions of Statement of Position 00-2 (“SOP 00-2"), the Company presents an unclassified consolidated balance sheet because the Company has an operating cycle of approximately three years.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from the distribution of motion pictures is recognized as earned under the criteria established by SOP 00-2. The Company’s revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion pictures. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:

  The Company has a valid sale or licensing agreement in place.
  The motion picture is complete and in accordance with the agreement with the customer.
  The motion picture has been delivered or is deliverable.
  The license period has begun.
  The revenue is fixed or determinable and collection is reasonably assured.

F-9

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued
__________

2.     Summary of Significant Accounting Policies, continued

Film Costs

Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over estimated useful lives ranging from three to five years. These assets are periodically reviewed for impairment whenever changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impaired assets and assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Interest

Costs associated with the maintenance of debt are charged to expense or capitalized to the extent debt is used for productions.

Advertising Costs

All costs related to general advertising are charged to expense as incurred. During the years ended June 30, 2003 and 2002, the Company incurred general advertising costs totaling $6,289 and $4,652, respectively.

F-10

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Net Loss Per Common Share
Basic loss per common share amounts is based on the weighted average number of common shares outstanding during the respective periods. Dilutive loss per common share amounts is based on the weighted average common shares outstanding during the period and shares assumed issued upon conversion of stock options when the effect of such conversions would have been dilutive to net loss. There is no assumed conversion of stock options for 2003 or 2002 because the effect would be anti-dilutive.

Stock-Based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, rather than applying the fair value method prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”. The Company applies the disclosure only provisions of SFAS No. 123.

Comprehensive Income

In June 1997, the FASB issued SFAS 130, “Reporting Comprehensive Income” (“SFAS 130") which establishes standards for the reporting of comprehensive income and its components in financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholder’s equity that, under generally accepted accounting principles, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. For the years ended June 30, 2003 and 2002, the Company’s financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

Reclassifications

Certain amounts included in the financial statements for 2002 have been reclassified to conform to 2003 financial statement presentation.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to the financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

F-11

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.    Summary of Significant Accounting Policies, continued

Concentration of Credit Risk

Cash, accounts receivable and notes receivable are the primary financial instruments that subject the Company to concentrations of credit risk. The Company maintains its cash in banks selected based upon management’s assessment of the bank’s financial stability. Balances often exceed the $100,000 federal depository insurance limit; however, the Company has experienced no losses on deposits.

Accounts receivable arise primarily from transactions with customers in California. The Company performs credit reviews of its customers and provides a reserve for accounts where collectibility is uncertain. Collateral is not required for credit granted. Accounts receivable at June 30, 2003 arose from transactions with a single customer.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, companies are required to review goodwill and intangible assets reported in connection with prior acquisitions, possibly disaggregate and report separately previously identified intangible assets, and in certain cases reclassify certain intangible assets into goodwill. SFAS No. 142 eliminates the amortization of goodwill and requires that goodwill be reviewed annually for impairment. SFAS No. 142 also requires that the useful lives of previously recognized intangible assets be reassessed and the remaining amortization periods be adjusted accordingly. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and affects all goodwill and other intangible assets recorded on the Company’s balance sheet at that date, regardless of when the assets were initially recorded. The implementation of SFAS No. 142 did not have any impact on the Company’s results of operations or financial position.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The implementation of SFAS No. 143 is not expected to have any impact on the Company’s results of operations or financial position.

F-12

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.            Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In August 2001, the FASB issued SFAS No. 144, which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and certain provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 related to: (i) the recognition and measurement of the impairment of long-lived assets to be held and used, and (ii) the measurement of long-lived assets to be disposed by sale. It provides more guidance on estimating cash flows when performing recoverability tests, requires long-lived assets to be disposed of other than by sale to be classified as held and used until disposal, and establishes more restrictive criteria to classify long-lived assets as held for sale. In addition, SFAS No. 144 supersedes the accounting and reporting provisions of APB Opinion No. 30 for the disposal of a segment of a business. However, it retains the basic provisions of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends the reporting of a discontinued operation to a component of an entity. The implementation of SFAS No. 144 is not expected to have any impact on the Company’s results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, but early adoption is permitted. The implementation of SFAS No. 146 is not expected to have any impact on the Company’s results of operations or financial position.

In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS No. 147"), "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." The provisions of this statement relate to the application of the purchase method of accounting for all acquisitions of financial institutions, except transactions between two or more mutual enterprises. The provisions of this statement also relate to certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution, including those acquired in transactions between mutual enterprises. The provisions of this statement are effective on or after October 1, 2002. The implementation of SFAS No. 146 is not expected to have any impact on the Company’s results of operations or financial position.

F-13

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

2.     Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation”, which amends SFAS No. 123 to provide alternative methods of transaction for an entity that voluntarily changes to the fair value method of accounting for stock based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting”, to require disclosure of those effects in interim consolidated financial statements. SFAS No. 148 is effective for fiscal years ended after December 15, 2002, but early adoption is permitted. The Company will continue to follow the provisions of APB Opinion No. 25 in recognizing employee stock-based compensation; however, the Company will begin following the disclosure requirements of SFAS No. 148 beginning in January 2003.

In November 2002, the FASB issued Interpretation No. 45 ("FIN No. 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN No. 45 will affect leasing transactions involving residual guarantees, vendor and manufacturer guarantees, and tax and environmental indemnities. All such guarantees will need to be disclosed in the notes to the financial statements starting with the period ending after December 15, 2002. For guarantees issued after December 31, 2002, the fair value of the obligation must be reported on the balance sheet. Existing guarantees will be grandfathered and will not be recognized on the balance sheet. The implementation of FIN No. 45 is not expected to have any impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities." FIN No. 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. The implementation of FIN No. 46 is not expected to have any impact on the Company’s results of operations or financial position.

F-14

FAMILY ROOM ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

3.   Accounts Receivable

Accounts receivable at June 30, 2003 consisted of the following:

	2003	2002

Accrued receivables from film distribution	$132,500	$131,239
Less allowance for doubtful accounts	(82,500)	-

	$50,000	$131,239

Two customers account for all receivables at both June 30, 2003 and 2002 (See Note 12).

4.   Film Costs

Film costs and related amounts capitalized at June 30, 2003, and related activity during each of the two years in the period then ended were as follows:

			Development
		In	and Pre-
	Released	Production	Production	Total

Net film cost balance at June 30,
2001	$1,033,820	$-	$1,828,178	$2,861,998

Cost of acquiring film rights
in 2002	-	-	624,444	624,444

Production costs incurred during
2002	-	1,043,293	-	1,043,293

Interest cost capitalized during
2002	-	15,060	-	15,060

Transfers of film costs between
categories in 2002	1,814,612	(830,807)	(983,805)	-

Total film costs incurred and
paid by the Company during
2002	1,814,612	227,546	(359,361)	1,682,797

Net film cost balance before
2002 amortization and write
offs	2,848,432	227,546	1,468,817	4,544,795

Less film cost amortization and
write offs during 2002	1,881,508	75,546	785,823	2,742,877

Net film cost balance at June 30,
2002	$966,924	$152,000	$682,994	$1,801,918

F-15

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.    Film Costs, continued

Film costs and related amounts capitalized at June 30, 2003, and related activity during each of the two years in the period then ended were as follows:

	Development
	In		and Pre-
	Released	Production	Production	Total

Net film cost balance at June 30,
2002	966,924	152,000	682,994	1,801,918

Cost of acquiring film rights
in 2003	-	-	100,000	100,000

Production costs incurred during
2003	-	-	455,483	455,483

Transfers of film costs between
categories in 2003	183,312	22,083	(205,395)	-

Total film costs incurred and
paid by the Company during
2003	183,312	22,083	350,088	555,483

Net film cost balance before
2003 amortization and write
offs	1,150,236	174,083	1,033,082	2,357,401

Less film cost amortization and
write offs during 2003	378,073	-	934,893	1,312,966

Net film cost balance at June 30,
2003	$772,163	$174,083	$98,189	$1,044,435

F-16

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.   Film Costs, continued

Following is an analysis of film cost amortization and write-downs, by project and project type, for the years ended June 30, 2003 an 2002:

	2003	2002

Released Projects - Amortization

Held for Ransom	$-	$2,698
Good Advice	376,725	1,177,959
Speedway Junkie	-	163,427
Badge	-	3,656
Narc	1,348	84,075
Ticker	-	317,750
Hard Money(a/k/a In God We Trust)	-	131,943

Totals	378,073	1,881,508

Projects in Development, In-Production, or Pre-Production – Write Offs

Devil and Daniel Webster	288,535	-
Street Pirates	-	100,644
Grizzly Wilderness Project	-	352,602
Half Past Dead	1,747
Out for a Kill	191,620	-
Belly of the Beast	164,777	-
Total of other individual projects with costs
less than $100,000	288,214	408,123

Totals	934,893	861,369

Total all projects	$1,312,966	$2,742,877

Following is the percentage make-up of net film costs at June 30, 2003 and 2002:

	2003	2002

Good Advice	32%	33%
Speedway Junkie	10	6
After Sex	9	6
Held for Ransom	15	9
Shottas	15	8
Total of other individual projects less than 5%	19	23

	100%	100%

F-17

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.   Film Costs, continued

All write-offs during the years ended June 30, 2003 and 2002 were the result of management’s decisions to abandon the projects. Management’s decisions were based on their analysis of the anticipated economic benefit from each project. Management believes that on the average, projects currently in release will be amortized within three years.

Following is an analysis of revenues, by project, for the years ended June 30, 2003 and 2002:

	2003	2002

Film Production

Speedway Junkie	$-	$250,000
Devil and Daniel Webster	375,000	250,000

Total film production	375,000	500,000

Producer Fees

Out for a Kill	300,000	-
Belly of the Beast	250,000	-
Wonderland	12,000	-
Held for Ransom	-	55,000
Speedway Junkie	-	30,000
Devil and Daniel Webster	-	30,000
Narc	-	16,000
Try Seventeen	-	60,000
In God We Trust	-	28,350
Cutaway	-	70,000

Total producer fees	562,000	289,350

Total film revenue	937,000	789,350

Royalties and Other Revenue	68,441	26,792

Total revenue	$1,005,441	$816,142

5.   Property and Equipment

Property and equipment at June 30, 2003 and 2002 consisted of the following:

	Life	2003	2002

Office furniture and equipment	7 years	$8,533	$4,436
Computer equipment	5 years	41,175	36,482
Software	3 years	68,781	56,490

		118,489	97,408
Less accumulated depreciation
and amortization		(74,062)	(45,932)

		$44,427	$51,476

F-18

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

5.   Property and Equipment, continued

During the years ended June 30, 2003 and 2002, depreciation and amortization expense was $28,130 and $24,576, respectively.

6.   Notes Payable

Notes payable at June 30, 2003 consisted of the following:

	2003	2002

Note payable to a bank under a $322,936 revolving
line of credit that was converted to a term loan,
bearing interest at the bank’s prime rate (4.00%
at June 30, 2003) plus 1.5% per year and due
in monthly installments of $5,382 plus interest
through January 15, 2008. This note is
collateralized by the guarantees of two major
stockholders of the Company including the Company’s
Chief Executive Officer	$296,025	$460,436

Notes payable (the “Stockholder Note”) to a major
stockholder/director/officer of the Company. This
note is non interest bearing, un-collateralized and
is due on demand. Interest expense has been imputed
on this and other below market interest notes to
major stockholder/officers of the Company.	323,562	415,211

Note payable under a $500,000 convertible debt
agreement with Alpha Capital Aktiengesellschaft
(the “Holder”). The note bears interest at a stated
annual rate of 8% per year and provides for
quarterly payments of interest beginning June 30,
2003 and ending on January 10, 2004, the maturity
date of the note. This note and related accrued
interest are convertible, at the election of the
Holder, into share of the Company’s common stock at
the lower of; a) $0.30 (per share or; b) 65% of the
average of the three lowest closing bid prices
over the thirty trading days preceding the
conversion date as reported by Bloomberg financial
for the principal market on which the Company’s
common stock trades. This beneficial conversion
feature has been valued at $256,000. The Holder
was also issued five year warrants to acquire;
a) 750,000 shares of the Company’s common stock
at a purchase price of $0.35 per share and;
b) 2,500,000 shares of the Company’s common stock
at an exercise price of $3.00 per share. The
warrants issued to the Holder in connection with
the funding of the convertible debt have been
valued at $83,175. Due to the very high exercise
price, the 2,500,000 warrants had no value at
the date of note origination; however the 750,000
warrants had a value of approximately $0.11 per
share using the Black-Scholes option pricing model
and assumptions of risk free interest rate of 3.5%,

F-19

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

6.   Notes Payable, continued

volatility of 70%, strike price of $0.35, stock
price of $0.22 and term of 5 years. The Company
paid legal fees, commissions and other costs
totaling $102,500 in connection with the origination
of the convertible debt. These fees and the
value of warrants issued to originate the debt have
been treated as loan costs and are being
recognized as interest expense over the term of
the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.	500,000	-

Note payable under a $200,000 convertible debt
Agreement with the “Holder. The note bears
interest at a stated annual rate of 5% per year and
provides for quarterly payments of interest beginning
September 1, 2001 and ending on September 30, 2006,
the maturity date of the note. This note and
related accrued interest are convertible, at the
election of the Holder, into share of the Company’s
common stock at 70% of the average of the three
lowest closing bid prices over the thirty trading
days preceding the conversion date as reported by
Bloomberg financial for the principal market on
which the Company’s common stock trades. This
beneficial conversion feature was valued at
$60,000. The Holder was also issued five year
warrants to acquire 250,000 shares of the Company’s
common stock at a purchase price of 110% of the
closing market price on the date of exercise.
The warrants issued to the Holder in connection
with the funding of the convertible debt were not
valued because their exercise will always be in
excess of market price of the Company’s common stock.
The Company fees of $20,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the term
of the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.	165,000	200,000

Total contractual balance	1,284,587	1,075,647

Less un-amortized loan costs	(92,937)	-

	$1,191,650	$1,075,647

F-20

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

6.   Notes Payable, continued

During the year ended June 30, 2003, the Company, based on requests from the Holder, issued 211,049 shares of common stock to convert $35,000 of convertible debt to equity. This conversion resulted in a $35,000 decrease in the balance of the convertible debenture with an original face value of $200,000.

Future annual maturities of notes payable at June 30, 2003 were as follows:

Year Ended
June 30,	Amount

2004	$795,209
2005	64,584
2006	229,584
2007	64,584
2008	37,689

$1,191,650

Interest incurred during the years ended June 30, 2002 and 2001 was as follows:

	2003	2002

Interest charged to expense	$422,468	$80,000

Interest capitalized in film costs	-	71,527

Total interest incurred	$422,468	$151,527

Interest expense paid in cash	$20,741	$70,000

The Company periodically raises capital to participate in film projects that management feels will provide good current returns to the Company and the potential for participation in future profits. In its capital raising activities the Company is sometimes dependent on certain members of management and stockholders to provide or locate sources of capital. Accordingly, included in total interest charges for the years ended June 30, 2002 is $21,527, respectively, of interest expense paid or payable to a major stockholder/officer of the Company. Also included in interest expense during the years ended June 30, 2003 and 2002 is $348,738 and $80,000, respectively, of interest expense related to the amortization of loan origination costs and discounts on the Investor Notes.

7.   Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at June 30, 2003 consisted of the following:

	2003	2002

Accounts payable	$85,239	$45,570
Accrued film costs	81,400	81,400
Accrued professional fees and other	31,542	33,283

	$198,181	$160,253

F-21

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

8.   Income Taxes, continued

The Company has incurred significant operating losses since its inception and, therefore, has not generally been subject to federal income taxes. As of June 30, 2003, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $7,042,000, which expire in 2003 through 2023. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership changes that occurred in the Company in connection with the Sales Transaction, subsequent Asset Purchase and private placement of the Company’s common stock severely limited the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company will be able to use only approximately $4,116,000 of its NOL for federal income tax purposes should the Company generate sufficient taxable income.

The composition of deferred tax assets and the related tax effects at June 30, 2003 and 2002 are as follows:

	2003	2002

Deferred tax assets:
Net operating losses	$2,394,581	$2,037,960
Accounts receivable - allowance
for doubtful accounts	28,050	-
Valuation allowance	(2,419,631)	(2,032,960)

Total deferred tax assets	3,000	5,000

Deferred tax liabilities:
Basis of property and equipment	3,000	5,000

Net deferred tax asset	$-	$-

The difference between the income tax benefit (provision) in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax income (loss) for the years ended June 30, 2003 and 2002 is as follows:

	2003		2002

	Amount	%	Amount	%

Benefit (provision) for income
tax at federal statutory rate	$767,775	34%	$1,445,267	34%
Non-deductible stock based
Compensation	(216,874)	(10)	(181,954)	(4)
Non-deductible loan costs	(101,146)	(4)	(20,400)	(-)
Other, including non-deductible
business meals and entertainment	(63,084)	(3)	174,686	4
Change in valuation allowance	(386,671)	(17)	(1,411,099)	(34)

$ -		-%	$6,500	-%

F-22

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

8.   Income Taxes, continued

The benefit from income taxes for the years ended June 30, 2003 and 2002 consist of the following:

	2003	2002

Current portion:
State	$-	$1,500
Federal	-	5,000

	-	6,500

Deferred benefit:
State	-	-
Federal	-	-

Total benefit from income taxes	$-	$6,500

The Company made no cash payments for income taxes during the years ended June 30, 2003 or 2002.

9.   Commitments

Lease Agreement

The Company operates in leased facilities under a three year lease agreement with a current base rental rate of approximately $6,500 per month. The lease agreement provides for two, one year extension options and requires the payment of certain common area expenses. Total rent expense under operating leases for the years ended June 30, 2003 and 2002 was $62,218 and $81,024, respectively.

Future annual minimum lease payments under operating leases with remaining lease terms of greater than one year are summarized as follows:

Year Ended
June 30,

2004	$70,546
2005	$74,074
2006	44,077

$188,697

F-23

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.     Stockholders’ Equity

Common Stock

During the year ended June 30, 2003, the Company issued 3,316,000 shares of common stock for consulting services and to its legal counsel. The Company originally issued 3,000,000 of the shares to consultants for subscriptions receivable of $0.25 per share; however, the Company, after issuance of the shares received only $145,000 in cash. Accordingly, the shares were valued at the $0.35 market value at the date of the consulting agreements and consulting expense of $905,000 recognized. The $905,000 represents the difference between the $1,050,000 fair value of the shares and the $145,000 received.

During the year ended June 30, 2002, the Company issued 400,000 shares of common stock to its legal counsel for $57,500 of cash and a receivable of $16,000 that was collected subsequent to year end.

Stock Options

The Company periodically issues incentive stock options to key employees, officers, and directors to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons. The issuance of stock options is approved by the Board of Directors. The exercise price of an option granted is generally determined by the fair market value of the stock on the date of grant; however, certain options granted during the year ended June 30, 2002 and 2001 included below market exercise prices and the Company recognized $461,762 and $34,250, respectively, of compensation related to those grants and repricing of existing options.

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation”, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. However, when the exercise price is less than the underlying stock on the date of grant, compensation is recognized to the extent of the difference.

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002: risk-free interest rate of 4.0%; no dividend yield; weighted average volatility factor of the expected market price of the Company’s common stock of 100%; and a weighted-average expected life of the options of 3 years.

F-24

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.          Stockholders’ Equity, continued

Stock Options, continued

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of proforma disclosures, the estimated fair value of the options is included in expense over the option’s vesting period or expected life. The Company’s proforma information follows:

	2003	2002

Net income (loss) as reported	$(2,258,164)	$(4,250,785)
Proforma net income (loss)	$(2,258,164)	$(4,375,650)
Proforma basic and dilutive net income
(loss) per common share	$(0.10)	$(0.24)

A summary of the Company’s stock option activity and related information for the years ended June 30, 2002 and 2001 follows:

	Number of
	Shares
	Under	Weighted-Average
	Options	Exercise Price

Outstanding at June 30, 2001	1,940,000	$0.50 *

Granted	160,000	$0.25
Exercised	(15,000)	$0.50
Forfeited	-

Outstanding at June 30, 2002	2,085,000	$0.25

Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at June 30, 2003	2,085,000	$0.25

The weighted-average fair value of options granted during the year ended June 30, 2002 was approximately $0.28. During the year ended June 30, 2002, all options were re-priced to bear an exercise price of $0.25 per share. The re-pricing of options resulted in a charge to compensation expense of $421,495 and subjected the related options to variable accounting.

F-25

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.          Stockholders’ Equity, continued

Stock Options, continued

All options outstanding at June 30, 2003 are exercisable. A summary of outstanding stock options at June 30, 2003, follows:

		Remaining
		Contractual
Number of Shares	Expiration Date	Life (Years)	Exercise Price

460,000	February 2004	0.6	$0.25
1,480,000	April 2005	1.8	0.25
45,000	December 2006	3.5	0.25
100,000	June 2007	3.9	0.25

2,085,000

Stock Compensation Plan

On September 20, 2002, the Company adopted the Family Room Entertainment Corporation 2002 Stock Compensation Plan (the “Plan") under which a total of 4,451,000 shares of the Company’s stock were reserved for awards to officers, directors, key employees and consultants. The Option Plan is administered by the Company’s board of directors and is designed to provide the Company with a means of compensating selected key employees (including officers and directors) and consultants to the Company and its subsidiaries for services rendered in connection with the development of Family Room Entertainment Corporation. At June 30, 2003, the Company had granted 3,316,000 shares of common stock reserved for issuance under the Plan. The Plan terminated May 31, 2003 and, accordingly, no additional shares may be granted under the Plan.

Stock Warrants

During the years ended June 30, 2003 and 2002, the Company issued warrants in connection with the funding of convertible debt. These value associated with the issuance of these warrants was treated as loan origination costs. (See Note 6)

A summary of the Company’s stock warrant activity and related information for the years ended June 30, 2003 and 2002 follows:

Number of
Shares
Under
Options

Outstanding at June 30, 2001	-

Granted	250,000

Outstanding at June 30, 2002	250,000

Granted	2,250,000

Outstanding at June 30, 2003	2,500,000

F-26

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.      Stockholders’ Equity, continued

Stock Warrants, continued

All warrants outstanding at June 30, 2003 are currently exercisable. A summary of outstanding stock warrants at June 30, 2003, follows:

		Remaining
		Contractual
Number of Shares	Expiration Date	Life (Years)	Exercise Price

250,000	September 2006	3.3	110% of market
1,500,000	January 2008	4.5	$3.00
750,000	January 2008	4.5	65% of market

2,500,000

11.      Claims and Contingencies

The Company is currently a party to dispute over $50,000 of directors fees that the director of the movie, “Good Advice” claims he is owed. The director has requested arbitration with the Directors Guild of America. Management believes that the claim is without merit and will not have a material adverse impact on the Company.

12.      Major Customers and Concentrations

The Company’s revenues were derived from a limited number of customers in the motion picture industry in both 2003 and 2002. Following is an analysis of major customers for the years ended June 30, 2003 and 2002:

	2003	2002

Total number of customers	3	2
Number of customers accounting for more than 10%
of total revenue	1	2
Percentage of total revenue derived from largest
customer	58%	75%
Percentage of total revenue derived from second
largest customer	37%	25%

13.   Non-Cash Investing and Financing Activities

During the years ended June 30, 2003 and 2002, the Company engaged in the following non-cash investing and financing activities:

	2003	2002

Common stock issued to convert debt to equity	$35,000	$-

F-27

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

14.    Subsequent Event

On August 21, 2003 the Company issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate of $.07 per share

On October 9, 2003, FMLY entered into a subscription agreement calling for the issuance of convertible securities in the aggregate of $500,000. The issuances are to take place in two stages, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $0.07 per share. Also issued as part of the funding were “A” and “B” warrants. “A” warrants are exercisable at $0.13 per share and “B” warrants are exercisable at $0.50 per share. There were two “A” warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two “B” warrants issued with rights to purchase 8,750,000 shares of common stock.

F-28

FAMILY ROOM ENTERTAINMENT CORPORATION
TABLE OF CONTENTS
__________

Page(s)

Unaudited Consolidated Condensed Financial Statements

Unaudited Consolidated Condensed Balance Sheet as
of September 30, 2003 and June 30, 2003    F-3

Unaudited Consolidated Condensed Statement of Operations for the
three months ended September 30, 2003 and 2002    F-4

Unaudited Consolidated Condensed Statement of Stockholders’
Equity (Deficit) for the three months ended September 30, 2003    F-5

Unaudited Consolidated Condensed Statement of Cash Flows for the
three months ended September 30, 2003 and 2002    F-6

Notes to Unaudited Consolidated Condensed Financial Statements    F-7

F-29

FAMILY ROOM ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
September 30, 2003 and June 30, 2003
________

	September 30,	June 30,
	2003	2003
ASSETS	(Unaudited)	(Note)

Cash and cash equivalents	$65,439	$94,412
Accounts receivable, net	81,490	50,000
Film costs, net	1,080,434	1,044,335
Property and equipment, net	40,450	44,427
Prepaid expenses and other	15,745	38,151

Total assets	$1,283,558	$1,271,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Notes payable	$990,914	$1,191,650
Accounts payable and accrued liabilities	224,564	198,181

Total liabilities	1,215,478	1,389,831

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock; $0.10 par value;
5,000,000 shares authorized; no shares issued
and outstanding	-	-
Common stock; $0.10 par value; 200,000,000 shares
authorized; 31,739,920 and 24,187,536 shares
issued and outstanding at September 30, 2003 and
June 30, 2003, respectively	3,173,992	2,418,754
Additional paid in capital	10,706,633	10,530,831
Deferred compensation	-	(5,437)
Subscription receivable	(200,000)	-
Accumulated deficit	(13,612,545)	(13,062,654)

Total stockholders’ equity (deficit)	68,080	(118,506)

Total liabilities and stockholders’ equity (deficit)	$1,283,558	$1,271,325

Note: The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

F-30

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2003 and 2002
__________

	2003	2002

Film revenue	$133,500	$385,750

Operating cost - amortization of film costs	188,906	294,082

Gross profit	(55,406)	91,668

Selling, general and administrative	315,210	146,075

Loss from operations	(370,616)	(54,407)

Interest expense	(179,275)	(2,085)

Net loss	$(549,891)	$(56,492)

Weighted average number of common shares
Outstanding – basic and fully diluted	29,628,188	18,660,487

Net loss per common share-basic and
fully diluted	$(0.02)	$(0.03)

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

F-31

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
for the three months ended September 30, 2003
__________

				Additional
	Common Stock		Paid-In	Deferred	Subscription	Accumulated
	Shares	Amount	Capital	Compensation	Receivable	Deficit	Total

Balance at June 30, 2003	24,187,536	$2,418,754	$10,530,831	$(5,437)	$-	$(13,062,654)	$(118,506)

Common stock issued for non-
recourse note and cash	2,000,000	200,000	100,000	-	(200,000)	-	100,000

Amortization of deferred
compensation	-	-	-	5,437	-	-	5,437

Value of beneficial conversion
feature on convertible debt	-	-	100,000	-	-	-	100,000

Common stock issued for legal
and consulting services	1,186,000	118,600	47,440	-	-	-	166,040

Common stock issued upon
conversion of debt	4,366,384	436,638	(71,638)	-	-	-	365,000

Net loss	-	-	-	-	-	(549,891)	(549,891)

Balance at September 30, 2003	31,739,920	$3,173,992	$10,706,633	$-	$(200,000)	$(13,612,545)	$68,080

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements.

F-32

FAMILY ROOM ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
for the three months ended September 30, 2003 and 2002

___________

	2003	2002

Cash flows from operating activities:
Net loss	$(549,891)	$(56,492)
Adjustment to reconcile net loss to net cash used
by operating activities:	341,689	228,809

Net cash used by operating activities	(208,202)	172,317

Cash flows from investing activities:
Purchase of property and equipment	(8,979)	(5,474)

Net cash provided (used) by investing activities	(8,979)	(5,474)

Cash flows from financing activities:
Proceeds from notes payable	-	47,260
Proceeds from convertible debentures	100,000	-
Collection of subscription receivable	100,000	-
Payments on notes payable	(11,792)	(175,000)

Net cash provided by financing activities	188,208	(132,240)

Increase (decrease) in cash and cash equivalents	(28,973)	34,603

Cash and cash equivalents at beginning of year	94,412	27,822

Cash and cash equivalents at end of year	$65,439	$62,425

The accompanying notes are an integral part of these
unaudited consolidated condensed financial statements

F-33

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.   General

Family Room Entertainment Corporation (the “Company”), a New Mexico corporation, is a motion picture company involved in the creative development, production, distribution, licensing and financing of motion pictures and the internet content that supports those motion pictures. The Company’s distribution markets include primarily the United States and Canadian markets, but extend to other markets worldwide. The significant business activities of the Company constitute one business segment, filmed entertainment.

2.   Critical Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from the distribution of motion pictures is recognized as earned under the criteria established by SOP 00-2. The Company’s revenue cycle is generally one to three years, with the expectation that substantially all revenue will be recognized in the first two years of individual motion pictures. In accordance with SOP 00-2, the Company considers revenue earned when all of the following have occurred:

•   The Company has a valid sale or licensing agreement in place.
•   The motion picture is complete and in accordance with the agreement with the customer.
•   The motion picture has been delivered or is deliverable.
•   The license period has begun.
•   The revenue is fixed or determinable and collection is reasonably assured.

Film Costs

Film costs include costs to acquire, develop and/or produce feature motion pictures: mainly salaries, equipment, overhead, participation costs and exploitation costs. Production costs in excess of reimbursable amounts are capitalized. Once a film is released, any film production costs capitalized is amortized in the proportion that the revenue during the year for each film bears to the estimated revenue to be received from all sources under the individual film forecast method. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary. Unamortized film production costs are compared with net realizable value each reporting period on a film-by-film basis. If estimated gross revenues are not sufficient to recover the unamortized film production costs, the unamortized film production costs are written down to their estimated net realizable value.

F-34

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

3.   Film Costs

Film costs and related amounts capitalized at September 30, 2003, and related activity during the three months then ended were as follows:

			Development
		In	and Pre-
	Released_	Production	Production	Total

Net film cost balance at
June 30, 2002	772,063	174,083	98,189	1,044,335

Production costs incurred during
2003	315	-	224,690	225,005

Transfers of film costs between
categories	-	-	-	-

Total film costs incurred and
paid by the Company	315	-	224,690	225,005

Net film cost balance before
amortization and write
offs	772,378	174,083	322,879	1,269,340

Less film cost amortization and
write offs	-	-	188,906	188,906

Net film cost balance at
September 30, 2003	$772,378	$174,083	$133,973	$1,080,434

Following is an analysis of film cost amortization and write-downs, by project and project type, for the three months ended September 30, 2003 an 2002:

Projects in Development, In-Production, or
Pre-Production – Write Offs

Devil and Daniel Webster	$-	$286,444
Control	98,692	-
Total of other individual projects with costs
less than $100,000	90,214	7,638

Totals	188,906	294,082

Total all projects	$188,906	$294,082

F-35

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

3.   Film Costs, continued

Following is the percentage make-up of net film costs at September 30, 2003 and June 30, 2003:

	September 30,	June 30,
	2003	2003

Good Advice	31%	32%
Speedway Junkie	8	10
After Sex	8	9
Held for Ransom	11	15
Shottas	12	15
Total of other individual projects less than 5%	30	19

	100%	100%

All write-offs during the three months ended September 30, 2003 and 2002 were the result of management’s decisions to abandon the projects. Management’s decisions were based on their analysis of the anticipated economic benefit from each project. Management believes that on the average, projects currently in release will be amortized within three years.

Following is an analysis of revenues, by project, for the three months ended September 30, 2003 and 2002:

	2003	2002

Film Production

Devil and Daniel Webster	$-	$375,000

Total film production	-	375,000

Producer Fees

Control	117,500	-

Total producer fees	117,500	-

Total film revenue	117,500	375,000

Royalties and Other Revenue	16,000	10,750

Total revenue	$133,500	$385,750

F-36

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

4.   Notes Payable

Notes payable at September 30, 2003 and June 30, 2003 consisted of the following:

	September 30,	June 30,
	2003	2003

Note payable to a bank under a $322,936 revolving
line of credit that was converted to a term loan,
bearing interest at the bank’s prime rate (4.00%
at September 30, 2003) plus 1.5% per year and due
in monthly installments of $5,382 plus interest
through January 15, 2008. This note is collat-
eralized by the guarantees of two major stock-
holders of the Company including the Company’s
Chief Executive Officer	$285,260	$296,025

Notes payable (the “Stockholder Note”) to a major
stockholder/director/officer of the Company. This
note is interest bearing at 8%, un-collateralized
and is due on demand.	322,535	323,562

Note payable under a $500,000 convertible debt
agreement with Alpha Capital Aktiengesellschaft
(the “Holder”). The note bears interest at a stated
annual rate of 8% per year and provides for
quarterly payments of interest beginning September 30,
2003 and ending on January 10, 2004, the maturity
date of the note. This note and related accrued
interest are convertible, at the election of the
Holder, into share of the Company’s common stock at
the lower of; a) $0.30 (per share or; b) 65% of the
average of the three lowest closing bid prices
over the thirty trading days preceding the
conversion date as reported by Bloomberg financial
for the principal market on which the Company’s
common stock trades. This beneficial conversion
feature has been valued at $256,000. The Holder
was also issued five year warrants to acquire;
c)750,000 shares of the Company’s common stock
at a purchase price of $0.35 per share and;
d)2,500,000 shares of the Company’s common stock
at an exercise price of $3.00 per share. The
warrants issued to the Holder in connection with
the funding of the convertible debt have been
valued at $83,175. Due to the very high exercise
price, the 2,500,000 warrants had no value at
the date of note origination; however the 750,000
warrants had a value of approximately $0.11 per
share using the Black-Scholes option pricing model
and assumptions of risk free interest rate of 3.5%,

F-37

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

volatility of 70%, strike price of $0.35, stock
price of $0.22 and term of 5 years. The Company

paid legal fees, commissions and other costs
totaling $102,500 in connection with the origination
of the convertible debt. These fees and the

4.   Notes Payable, continued

value of warrants issued to originate the debt have
been treated as loan costs and are being
recognized as interest expense over the term of
the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.	300,000	500,000
 Note payable under a $200,000 convertible debt
   Agreement with the “Holder. The note bears
   interest at a stated annual rate of 5% per year and
   provides for quarterly payments of interest beginning
   September 1, 2001 and ending on September 30, 2006,
   the maturity date of the note. This note and
   related accrued interest are convertible, at the
   election of the Holder, into share of the Company’s
   common stock at 70% of the average of the three
   lowest closing bid prices over the thirty trading
   days preceding the conversion date as reported by
   Bloomberg financial for the principal market on
   which the Company’s common stock trades. This
   beneficial conversion feature was valued at
   $60,000. The Holder was also issued five year
   warrants to acquire 250,000 shares of the Company’s
   common stock at a purchase price of 110% of the
   closing market price on the date of exercise.
   The warrants issued to the Holder in connection
   with the funding of the convertible debt were not
   valued because their exercise will always be in
   excess of market price of the Company’s common stock.
The Company fees of $20,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the term
of the debt using the effective yield method. The
value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.
	-	165,000

F-38

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

4.   Notes Payable, continued

Note payable under a $111,000 convertible debt
Agreement with the Churchill Group. The note
bears interest at a stated annual rate of 8% per
year and is due in September 2004. This note and
related accrued interest are convertible, at the
election of the Holder, into share of the Company’s
common stock at $0.07 per share. This beneficial
conversion feature was valued at $100,000. The
Company paid fees of $11,000 in connection with the
origination of this convertible debt. These fees
are being recognized as interest expense over the
term of the debt using the effective yield method.
The value of the beneficial conversion feature
has been recognized as interest expense at the
date of origination because the debt conversion
is at the discretion of the Holder and,
accordingly, the origination date represents the
earliest date that the debt can be converted.	111,000	-

Total contractual balance	1,018,795	1,284,587

Less un-amortized loan costs	(27,881)	(92,937)

	$990,914	$1,191,650

During the quarter ended September 30, 2003, the Company, based on requests from the Holder, issued 4,366,384 shares of common stock to convert $365,000 of debt to equity.

5.            Income Taxes

The Company has incurred significant operating losses since its inception and, therefore, has not generally been subject to federal income taxes. As of September 30, 2003, the Company had net operating loss (“NOL”) carry forwards for income tax purposes of approximately $7,322,000, which expire in 2003 through 2024. Under the provisions of Section 382 of the Internal Revenue Code the greater than 50% ownership changes that occurred in the Company in connection with the Sales Transaction, subsequent Asset Purchase and private placement of the Company’s common stock severely limited the Company’s ability to utilize its NOL carry forward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company will be able to use only approximately $4,116,000 of its NOL for federal income tax purposes should the Company generate sufficient taxable income.

The difference between the Federal statutory income tax rate and the Company's effective income tax rate is primarily attributable to the increase in the valuation allowance associated NOL carry forwards, non deductible stock based compensation and interest expense, state income taxes and the effect of graduated rates.

F-39

FAMILY ROOM ENTERTAINMENT CORPORATION
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, continued

6.   Subsequent Event

On August 21, 2003 the Company issued a one year 8% convertible note for $111,000 to the Churchill Capital Group. On October 8, 2003, this note was amended to change the conversion rate from floating to a fixed rate of $.07 per share

On October 9, 2003, the Company entered into a subscription agreement calling for the issuance of convertible securities in the aggregate of $500,000. The issuances are to take place in two stages, $300,000 on October 9, 2003 and the remaining $200,000 five days after the effectiveness of the registration statement which will be filed pursuant to this transaction. The convertible notes are convertible at a fixed rate of $0.07 per share. Also issued as part of the funding were “A” and “B” warrants. “A” warrants are exercisable at $0.13 per share and “B” warrants are exercisable at $0.50 per share. There were two “A” warrants issued with rights to purchase 3,571,428 shares of common stock in the aggregate and two “B” warrants issued with rights to purchase 8,750,000 shares of common stock.

F-40